Exhibit 10.121

OPERATING AGREEMENT OF HC KBS NIP JV, LLC A DELAWARE LIMITED LIABILITY COMPANY

DATED AS OF
DECEMBER 28, 2011

OPERATING AGREEMENT
OF
HC KBS NIP JV, LLC
A DELAWARE LIMITED LIABILITY COMPANY

This Operating Agreement (“Agreement”) is made as of December 23, 2011, (the “Effective Date”) by and between HC NIP JV, LLC, a Delaware limited liability (“Manager Member”), as a Member, and KBS NIP JV MEMBER, LLC, a Delaware limited liability company (“Investor Member”), as a Member. In consideration of the mutual promises and obligations set forth herein, and with the intent of being legally bound, the parties hereto hereby agree as follows:
1.FORMATION; PURPOSE; DEFINED TERMS

1.1	Formation of Limited Liability Company
This Operating Agreement is made and entered into by and among the Members in order to document the formation of HC KBS NIP JV, LLC, a Delaware limited liability company (the “Company”), pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Delaware Code Sections 18-101, et seq., as amended from time to time (the “Act”) and the laws of the State of Delaware. The Company was formed on December 14, 2011, with the execution and filing of the Certificate. Except as expressly provided herein to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Act. The membership Interest of each Member shall be personal property for all purposes. All capitalized terms used herein shall have the meanings set forth in Section 1.8.

1.2	Name
The name of the Company is HC KBS NIP JV, LLC. The business of the Company will be conducted under such name, as well as any other name or names as the Members may from time to time determine.

1.3	Trade Name Affidavits
The Company will file such trade or fictitious name affidavits and other certificates as may be necessary or desirable in connection with the formation, existence and operation of the Company (including those filings required in any jurisdiction where the Company owns property).

1.4	Principal Place of Business
The principal place of business of the Company shall be c/o Hackman Capital Partners, LLC, 11111 Santa Monica Blvd., Suite 750, Los Angeles, CA 90025, or at such other place as the Members may from time to time deem advisable.

1.5	Agent for Service of Process
The name and address of the Company’s registered agent for service of process in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, in the City of Dover, 19904, County of Kent. The Manager Member may remove one or more of the Company’s registered agents, and, upon removal or resignation of such registered agent, may appoint a successor registered agent, provided prompt written notice of such change is given to each Member.

1.6	Purposes
The purpose of the Company shall be:
1.6.1    To (a) hold the Company’s member interest in NIP JV, which in turn holds the member interests in one or more Subsidiaries; (b) act as Asset Manager pursuant to the terms of the Asset Management Agreement, (c) enter into the Sub-Asset Management Agreement with HCP , (d) consent to the execution of the Sub-Sub Asset Management Agreement and (e) engage in such other activities directly related to the foregoing business as the Company may deem to be reasonably necessary or desirable.
1.6.2    To conduct all activities reasonably necessary, appropriate, proper, advisable, incidental to or convenient for the accomplishment of the foregoing purposes.
The Company shall not engage in any other business or activity without the approval of the Members.

1.7	Term
The term of the Company commenced on December 14, 2011, and shall continue until December 31, 2061, unless the Company is dissolved sooner pursuant to the provisions of Section 7.3 or as otherwise provided by law.

1.8	Defined Terms
The terms used in this Agreement shall have the meanings specified in this Section 1.8 unless otherwise expressly provided herein or required by law.
“Act” shall mean the Delaware Limited Liability Company Act, 6 Delaware Code Sections 18-101, et seq., as the same may be amended from time to time. All references herein to sections of the Act shall include any corresponding provisions of succeeding law.
“Additional Contributions” shall have the meaning set forth in Section 1.9.3 hereof.
“Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account as of the date of determination, after crediting to such Capital Account (without duplication and to the extent not previously taken into account) any amounts that the Member is obligated to restore (to the extent recognized under Treasury Regulations Section 1.704‑1(b)(2)(ii)(c)) or is deemed obligated to restore under Treasury Regulations Section

1.704(g)(1) or 1.704-2(i)(5) and debiting to such Capital Account the items described in Treasury Regulations Section 1.704‑1(b)(2)(ii)(d)(4), (5) or (6). The foregoing definition of Adjusted Capital Account and the provisions of Section 4.2 and Section 4.3 are intended to comply with the provisions of Treasury Regulations Section 1.704‑1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.
“Affiliate” shall mean, with respect to any Person, any Person which directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. For the purposes of this definition and elsewhere in this Agreement, “control” shall mean the beneficial or similar ownership or control of fifty-one percent (51%) or more of the voting interests in a Person.
“Agreement” shall mean this Operating Agreement, as originally executed and as amended from time to time in accordance with the terms of this Agreement.
“Annual Budget” shall have the meaning set forth in Section 3.1 hereof.
“Approved Annual Budget” shall have the meaning set forth in Section 3.1 hereof.
“Approved by the Members” shall have the meaning set forth in Section 2.2.2 hereof.
“Asset Manager” means the Company.
“Asset Management Agreement” means that certain Asset Management Agreement, dated as of the date hereof, by and between Asset Manager and NIP JV, as the same may be amended, modified, or restated from time to time with the approval of the Members.
“Assignee” means a person to whom any Interest has been transferred in a manner permitted under this Agreement, but who has not become a Substituted Member.
“Bankruptcy” shall mean with respect to a Member, being the subject of an order for relief under Title 11 of the United States Code, or any successor statute or other statute in any foreign jurisdiction having like import or effect.
“Board” shall have the meaning given to such term in the NIP JV Operating Agreement.
“Buy/Sell Notice” shall have the meaning set forth in Section 6.4.1 hereof.
“Buy/Sell Interest Purchase Price” shall have the meaning set forth in Section 6.4.2 hereof.
“Buy/Sell Purchase Agreement” shall have the meaning set forth in Section 6.4.1 hereof.
“Buy/Sell Purchase Price” shall have the meaning set forth in Section 6.4.2 hereof.
“Calare” means Calare Properties, Inc., a Delaware corporation.

“Capital Account” means with respect to each Member, a capital account maintained for such Member in accordance with Section 704(b) of the Code and the Treasury Regulations thereunder, which shall equal the amount of money contributed by such Member to the capital of the Company, increased by the aggregate fair market value of any property contributed by such Member to the capital of the Company (net of any liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), the aggregate amount of all Net Profits allocated to such Member, and any and all items of gross income or gain specially allocated to such Member pursuant to Section 4.3 and Section 4.4, and decreased by the amount of money distributed to such Member by the Company (exclusive of any guaranteed payment within the meaning of Section 707(c) of the Code paid to such Member), the aggregate fair market value at the time of distribution (as reasonably determined by the Members) of all property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), the amount of any Net Losses charged to such Member, and any and all items of gross loss or deduction specially allocated to such Member pursuant to Section 4.3 and Section 4.4 . For purposes of applying the provisions of Section 4.1, Section 4.2 and Section 4.6, each Member’s Capital Account shall be increased by such Member’s allocable share of partnership minimum gain as determined under Treasury Regulation Section 1.704-2(g)(1) and partner nonrecourse debt minimum gain as determined under Treasury Regulation Section 1.704-2(i)(5). The Company shall maintain a record of the Capital Account balance of each Member
“Capital Contributions” shall mean all contributions of cash or cash equivalents, which a Member contributes to the Company as a Member, for such value as the Members determine in good faith. The Company shall maintain a record of the aggregate Capital Contributions, including, without limitation, the Initial Contributions and Additional Contributions, if any, of each Member.
“Certificate” shall mean the Certificate of Formation relating to the Company filed in the Office of the Delaware Secretary of State on December 14, 2011, as amended from time to time in accordance with the terms hereof and the Act.
“Certificate of Cancellation” shall have the meaning set forth in Section 7.6 hereof.
‘Closing Date” shall have the meaning set forth in Section 6.4.3 hereof.
“Code” shall mean the Internal Revenue Code of 1986, as amended. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.
“Company” shall have the meaning set forth in Section 1.1 hereof.
“Company Capital” means an amount equal to the sum of all of the Members’ Capital Account balances determined immediately prior to any allocation of Net Losses or Net Profits to the Members pursuant to Section 4.1 or Section 4.2 (respectively), decreased by the aggregate amount of any Net Losses to be allocated to the Members pursuant to Section 4.1 or increased by the aggregate amount of any Net Profits to be allocated to the Members pursuant to Section 4.2.

“Company Value” shall have the meaning set forth in Section 6.4.1 hereof.
“Continuation Approval” shall have the meaning set forth in Section 6.1 hereof.
“Contributing Member” shall have the meaning set forth in Section 1.9.3 hereof.
“Defaulting Member” shall have the meaning set forth in Section 6.4.4 hereof.
“Default Capital Contribution Loan” shall have the meaning set forth in Section 1.9.3 hereof.
“Default Capital Contribution Priority Return” shall mean the lesser of (a) eighteen percent 18% per annum or (b) the maximum interest rate permitted by law.
“Economic Interest” shall mean the right to receive distributions of the Company’s assets and allocations of income, gain, loss, deduction, credit and similar items from the Company pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management of the Company, or (except as otherwise required by the Act or other applicable law) any right to information concerning the business and affairs of the Company
“Election Notice” shall have the meaning set forth in Section 6.4.2 hereof.
“Equity Member” shall mean the Company, in its capacity as the “Equity Member”, as such term is used in the NIP JV Operating Agreement.
“Equity Member Distributions” shall mean all distributions and repayments of principal and interest with respect to Additional Equity Loans”, as such term is used in the NIP JV Operating Agreement, in each case made to Equity Member pursuant to the terms of the NIP JV Operating Agreement.
“Equity Member Percentage Interest” means, with respect to the applicable Equity Member, the Initial Equity Member Percentage Interest for such Equity Member, as the same may be adjusted in accordance with the terms of this Agreement.
“Event of Default” shall have the meaning set forth in Section 7.1 hereof.
“Fiscal Year” shall mean the Company’s fiscal year, which shall be the calendar year, or such other fiscal year required by the Code or Treasury Regulations.
“Former Member” shall have the meaning set forth in Section 6.1 hereof.
“First HC-KBS Contribution” shall have the meaning given to such term in the NIP JV Operating Agreement.
“First HC-KBS Contribution Deadline” shall have the meaning set forth in Section 1.9.2(b).

“HC-KBS Contribution” shall have the meaning given to such term in the NIP JV Operating Agreement.
“HC-KBS Representative” shall have the meaning given to such term in the NIP JV Operating Agreement.
“HCP” means Hackman Capital Partners, LLC, a California limited liability company.
“Incapacity” or “Incapacitated” means: (a) as to any individual Member, death, total physical disability or entry of an order by a court of competent jurisdiction adjudicating such individual incompetent to manage such individual’s person or estate; (b) as to any corporation which is a Member, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (c) as to any partnership or limited liability company which is a Member, the dissolution and commencement of winding up the partnership or limited liability company; (d) as to any estate which is a Member, the distribution by the fiduciary of the estate’s entire interest in the Company; (e) as to any trustee of a trust which is a Member, the termination of the trust (but not the substitution of a new trustee); or (f) as to any Member, the bankruptcy of such Member. For purposes of this definition, bankruptcy of a Member shall be deemed to have occurred when: (i) the Member commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect; (ii) the Member is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Member; (iii) the Member executes and delivers a general assignment for the benefit of the Member’s creditors; (iv) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding under any bankruptcy, insolvency or other similar law now or hereafter in effect; (v) the Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Member or for all or any substantial part of the Member’s properties; (vi) any proceeding seeking liquidation, reorganization or other relief of or against such Member under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof; (vii) the appointment without the Member’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment; or (vii) an appointment referred to in clause (viii) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.
“Indemnified Party” and “Indemnified Parties” shall have the meanings set forth in Section 2.7.1 hereof.
“Initial Equity Member Percentage Interest” shall mean, with respect to the applicable Equity Member, the percentage set forth for such Equity Member on Exhibit A.
“ Initiating Member” shall have the meaning set forth in Section 6.4.1 hereof.
“Interest” in the Company shall mean a Member’s collective rights in the Company at any particular time, including the Member’s Economic Interest in the Company, any right to vote or participate in management, any right to information concerning the business and affairs of the

Company provided by this Agreement or the Act and such Member’s entire interest under this Agreement.
“Investor Member” shall have the meaning set forth in the Recitals to this Agreement.
“KBS” shall have the meaning set forth in Section 8.1 hereof.
“KBS REIT Entity” shall have the meaning set forth in Section 8.1 hereof.
“Lender” shall mean any lender under any Loan and “Lenders” shall mean the lenders under all Loans.
“Loan” shall mean any loan outstanding from time-to-time and obtained by one or more Property Owners; and “Loans” shall collectively mean each and every Loan.
“Loan Documents” shall mean all documents evidencing, securing and/or pertaining to all Loans outstanding from time to time.
“Liquidator” shall have the meaning set forth in Section 7.4 hereof.
“Major Decisions” shall have the meaning set forth in Section 2.3 hereof.
“Manager” shall mean Manager Member or any other Member that hereafter becomes the Manager under the terms of this Agreement.
“Manager Member” shall have the meaning set forth in the Recitals to this Agreement.
“Mandatory Capital Contributions” means (i) all Required Contributions, and (ii) after depletion of the Operating Expense Reserve, all capital contributions, if any, necessary to meet future Operating Expenses of the Company which are reasonably estimated by the Manager to be incurred by the Company.
“Members” shall mean Investor Member and Manager Member, together with any Substitute Member permitted hereunder.
“Net Profits” and “Net Losses” means, for each Fiscal Year of the Company or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:
(a)    any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Loss pursuant to this provision shall be added to such taxable income or loss;
(b)    any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treas. Reg. §1.704‑1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Loss pursuant to this provision, shall be subtracted from such taxable income or loss;
(c)    if property is reflected on the Company's books at a value that differs from its adjusted tax basis, then there shall be taken into account the depreciation, depletion, amortization, other cost recovery deductions, and gain or loss (in sale or other disposition) with respect to such property, as computed for book purposes under this Agreement, rather than the corresponding tax items; and
(d)    no portion of any qualified income offset, gross income allocation, nonrecourse deduction, partner nonrecourse deduction, minimum gain chargeback, Section 704(c) of the Code allocation or other amount which is specifically allocated under this Agreement shall be taken into account in computing Net Profits or Net Loss.
If the Company's taxable income or loss for such Fiscal Year or other period, as adjusted in the manner provided above, is a positive amount, such amount shall be the Company's Net Profits for such Fiscal Year or other period, and if negative, such amount shall be the Company's Net Loss for such Fiscal Year or other period. If the book value of the assets and the Capital Accounts of the Members are adjusted pursuant to a revaluation of the assets permitted pursuant to the Treasury Regulations, the amount of such adjustment to the book value of the assets shall (without duplication) be included in computing Net Profits or Net Loss. If any Company asset is distributed in kind (whether in connection with the liquidation of the Company or otherwise), the Company shall be deemed to have realized gain or loss thereon in the same manner as if the Company had sold such asset for an amount equal to its fair market value on the date of distribution (taking into account Section 7701(g) of the Code), which amount shall be included in Net Profits or Net Loss for the Fiscal Year or period in which the distribution is made.
“NIP JV” means NIP JV, LLC, a Delaware limited liability company.
“NIP JV Operating Agreement” means the Limited Liability Company Agreement of NIP JV of even date herewith, as the same may be amended, modified or restated from time to time.
“Non-Contributing Member” shall have the meaning set forth in Section 1.9.3 hereof.
“Non-Defaulting Member” shall have the meaning set forth in Section 6.4.4 hereof.
“Offer Closing Date” shall have the meaning set forth in Section 6.3.2 hereof.
“Offered Interest” shall have the meaning set forth in Section 6.3.2 hereof.
“Operating Accounts” shall have the meaning set forth in Section 2.6 hereof.
“Operating Expenses” shall mean all fees, costs and expenses incurred in operating the Company, including, without limitation, any operating shortfalls, franchise taxes, accounting and reporting reimbursements and third-party expenses payable to the Manager and other parties incurred on behalf of the Company, including, without limitation, the cost of preparing any financial statements of and tax returns for the Company, tax liabilities of the Company, and other entity level expenses of the Company. Notwithstanding the foregoing, Operating Expenses shall not include REIT Expenses.
“Order” shall have the meaning set forth in Section 9.15 hereof.
“Organizational Expense Reserve” shall mean, initially, the funds contributed by the Members in the aggregate amount of $300,000, together with such additional amounts contributed therein to the extent the funds therein are not sufficient to pay Operating Expenses, to be used by the Company to pay Operating Expenses.
“Person” shall mean an individual, partnership, limited liability company, corporation, joint venture, trust, business trust, association or similar entity and the heirs, executors, legal representatives, successors and assigns of such entity where the context requires.
“Promote Member” shall mean the Company, in its capacity as the “Equity Member”, as such term is used in the NIP JV Operating Agreement.
“Promote Member Distributions” means all distributions made to the Promote Member pursuant to the NIP JV Operating Agreement.
“Promote Member Percentage Interest” shall mean, with respect to the applicable Promote Member, the percentage set forth for such Promote Member on Exhibit A.
“Properties” shall collectively mean the properties listed on Exhibit C attached hereto and made a part hereof that continue to be owned by the Property Owner at any time; “Property” shall individually mean any one of the Properties that continue to be owned by the Property Owner.
“Property Owner” shall mean NIP JV or any Subsidiary, which holds title to the Properties
“Recipient Member” shall have the meaning set forth in Section 6.4.1 hereof.
“REIT” shall have the meaning set forth in Section 8.1 hereof.
“REIT Expenses” shall mean all expenses of any kind or nature incurred by the Company as a result of the REIT status of the Investor Member or incurred as a result of any requirement of the Investor Member that would not be incurred if the Investor Member, or any of its constituent members or partners, were not a REIT. REIT Expenses shall specifically include, without being limited to, any Sarbanes-Oxley compliance costs.
“REIT Prohibited Transactions” shall have the meaning set forth in Section 8.1 hereof.
“REIT Subsidiary” shall mean an entity wholly owned (directly or indirectly by KBS).
“Reporting Period” shall have the meaning set forth in Section 3.3 hereof.

“Representative” shall have the meaning set forth in Section 2.2.1 hereof.
“Required Contributions” shall have the meaning given to such term in the NIP JV Agreement.
“Right of First Offer” shall have the meaning set forth in Section 6.3.2 hereof.
“Right of First Offer Period” shall have the meaning set forth in Section 6.3.3 hereof.
“Right of First Offer Purchase Agreement” shall have the meaning set forth in Section 6.3.2 hereof.
“Second HC-KBS Contribution” shall have the meaning given to such term in the NIP JV Operating Agreement.
“Second HC-KBS Contribution Deadline” shall have the meaning set forth in Section 1.9.2(c).
“Securities Act” shall have the meaning set forth in Section 9.10 hereof.
“Selling Member Assignee” shall have the meaning set forth in Section 6.3.2 hereof.
“Subsidiary” shall have the meaning given to such term in the NIP JV Operating Agreement.
“Substitute Member” shall have the meaning set forth in Section 6.6 hereof.
“Subtier Entity” shall collectively mean NIP JV, LLC and any subsidiary thereof.
“Sub-Asset Management Agreement” shall mean the certain Sub-Asset Management Agreement of even date herewith between the Company and HCP, as the same may be amended, modified or restated from time-to-time.
“Sub-Sub Asset Management Agreement” shall mean that certain Sub-Sub Asset Management Agreement of even date herewith between HCP and Calare, as the same may be amended, modified or restated from time-to-time.
“Suretyship Parties” shall have the meaning set forth in Section 6.4.7 hereof.
“Suretyship Parties Guaranties” shall have the meaning set forth in Section 6.4.7 hereof.
“Suretyship Parties Indemnified Losses” shall have the meaning set forth in Section 6.4.7 hereof.
“Tax Matters Partner” or “TMP” shall have the meaning set forth in Section 3.5 hereof.

“Transfer” shall have the meaning set forth in Section 6.2.1(a) hereof.
“U.S. Patriot Act” shall have the meaning set forth in Section 9.15 hereof.
The rights and the liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act, such provisions of the Act will control.
1.9    Members; Membership Interests; Capital Contributions
1.9.1    Names and Interests of Members
As of the Effective Date, the (a) Initial Promote Member Percentage Interests and (b) the Initial Equity Member Percentage Interest, of the Members are set forth on Exhibit A attached hereto. The Equity Member Percentage Interest of each Member shall be updated as of the First HC-KBS Contribution Deadline, the Second HC-KBS Contribution Deadline and the Additional HC-KBS Contribution Deadline, to reflect the ratio of the total Capital Contributions made by such Member pursuant to Section 1.9.2 below divided by the total Capital Contributions made by all Members as of such date. If the Manager Member and the Investor Member make capital contributions on different days and/or in such amounts which are not consistent with the Initial Equity Member Percentage Interests of the Members, the Members shall negotiate in good faith to agree upon appropriate adjustments to the Equity Member Percentage Interests.
1.9.2    Initial Contributions
(a)    Organizational Expense Reserve. Concurrently with the execution of this Agreement, the Members shall fund, as a capital contribution, the aggregate amount of $300,000 into the Organizational Expense Reserve, which amount shall be funded by the Investor Member and the Manager Member in accordance with their respective Promote Member Interest Percentages, which funds shall be used by the Company to pay Operating Expenses incurred on behalf of the Company. If funds in the Organizational Expense Reserve are depleted, the Members shall make an Additional Contribution in an amount reasonably determined by the Manager to replenish the Organizational Expense Reserve. Upon liquidation of the Company, any amounts then remaining in the Organizational Expense Reserve shall be distributed pro rata to the Investor Manager and the Manager Member in accordance with their respective Promote Member Interest Percentages.
(b)    First HC-KBS Contribution. Pursuant to the terms of the NIP JV Operating Agreement, the Company has until March 15, 2012 (the “First HC-KBS Contribution Deadline”), to make the First HC-KBS Contribution. The Members may, but are not obligated, to fund their respective pro rata share, based on the Initial Equity Member Percentage Interests, of the First HC-KBS Contribution. Either Member may make all or a portion of its pro rata share of the First HC-KBS Contribution at any time prior to the First HC-KBS Contribution Deadline. If a Member has not made any portion of its pro rata share of the First HC-KBS Contribution by February 23, 2012, such Member shall notify the other Member at least twenty (20) days prior the First HC-KBS Contribution Deadline of its intent to fund or not fund its share of the First HC-KBS Contribution. If a Member elects not to fund its share of the First HC-KBS Contribution, the other Member shall have the option, in its sole discretion, to fund the non-funding Member’s share of the First HC-KBS Contribution, and upon any funding, the Equity Member Percentage Interests of the Members shall be adjusted accordingly.
(c)    Second HC-KBS Contribution. Pursuant to the terms of the NIP JV Operating Agreement, if the Company makes the First HC-KBS Contribution, the Company has until May 15, 2012 (the “Second HC-KBS Contribution Deadline”) to make the Second HC-KBS Contribution. If a Member shall have made a capital contribution which constituted part of the First HC-KBS Contribution, such Member shall have the right, but not the obligation, to fund all or a portion of the portion of the HC-KBS Contribution which was not funded by the other Member. If such capital contribution is made by a Member, the Equity Member Percentage Interests of the Members shall be adjusted accordingly.
(d)    Additional HC-KBS Contribution. Pursuant to the terms of the NIP JV Operating Agreement, if the Company makes the HC-KBS Contribution and upon the occurrence of certain other requirements set forth in the NIP JV Operating Agreement, the Company may make the Additional HC-KBS Contribution concurrently with the distribution of Refinance Proceeds. The Members may, but are not obligated, to fund their pro rata share, based on the then current Equity Member Percentage Interests, of the Additional HC-KBS Contribution. Each Member shall notify the other Member at least twenty (20) days prior to contemplated distribution of the Refinancing Proceeds, of its intent to fund or not fund its share of the Additional HC-KBS Contribution. If a Member elects not to fund its share of the Additional HC-KBS Contribution, the other Member shall have the option, in its sole discretion, to fund the Non-Funding Member’s share of the Additional HC-KBS Contribution, and upon any funding, the Equity Member Percentage Interests of the Members shall be adjusted accordingly.
1.9.3    Additional Contributions
After the Effective Date, if the Company is required to make any Mandatory Capital Contributions, the Manager shall require additional Capital Contributions (“Additional Contributions”) from the Members in an aggregate amount sufficient to cover such Mandatory Capital Contributions. Each Member shall contribute to the Company that share of the Additional Contribution that is in proportion to (i) for all Mandatory Contributions other than contributions necessary to replenish the Organizational Expense Reserve, the Member’s Equity Member Percentage Interest and (ii) for all Mandatory Contributions which are necessary to replenish the Organizational Expense Reserve, the Promote Member Percentage Interest. Each Member shall make its share of any Additional Contributions required hereunder by depositing the amount required into a designated bank account of the Company within fifteen (15) days following the request by Manager. If any Member (referred to herein as a “Non-Contributing Member”) fails to contribute its share of an Additional Contribution within the time specified above, (1) notwithstanding anything stated to the contrary in this Agreement, such failure shall not constitute a default by such Member under this Agreement, and (2) the other Member (referred to herein as a “Contributing Member”) shall have the right (with no obligation to do so) to advance the Non-Contributing Member’s share of the Additional Contribution, which right shall be exercisable by (a) the delivery of written notice to the Manager within five (5) days following the expiration of the time period during which the Non-Contributing Member was obligated to fund its share of the Additional Contribution and (b) designating in such written notice that Contributing Member has elected to make a loan (a “Default Capital Contribution Loan”) to the Non-Contributing Member in an amount equal to the portion of the Additional Contribution that the Non-Contributing Member failed to make, which Default Capital Contribution Loan shall accrue interest at the Default Capital Contribution Priority Return, shall be treated as an Additional Contribution by the Non-Contributing Member when made and shall be a recourse loan payable by the Non-Contributing Member to the Contributing Member. Until such Default Capital Contribution Loan is retired, distributions that the Company would otherwise make to the Non-Contributing Member shall be paid directly to the Contributing Member and shall be treated as distributed to the Non-Contributing Member and then paid to the Contributing Member in payment of interest and principal on the Default Capital Contribution Loan.
1.9.4    No Withdrawal of Capital
Except as otherwise specifically provided herein, no Member shall have the right to withdraw all or any part of a Capital Contribution or to demand and receive property of the Company or any distribution in return for a Capital Contribution.
1.9.5    No Interest on Capital
Except as expressly provided in this Agreement, no Member shall be entitled to receive interest on its Capital Account or any contribution to Company Capital.
1.9.6    Members as Creditors
In addition to Default Capital Contribution Loans made by the Contributing Member, upon approval by the Members, any Member may lend money to, and transact other business with, the Company and, subject to applicable law, has the same rights and obligations with respect thereto as a Person who is not a Member. Any such loan made by a Member and approved by the Members shall be a recourse loan payable by the Company to the Member making such loan and shall be payable upon the terms agreed to by the Members.
1.9.7    Certificates of Interests
If authorized by all of the Members, the Company shall issue certificates in such form and with such signatures as the Members may determine to evidence the Interests of the Members in the Company.
1.9.8    Limited Liability
Except as otherwise provided in the Act, the debts, obligations and liabilities of the Company (whether arising in contract, tort or otherwise) shall be solely the debts, obligations and liabilities of the Company, and no Manager or Member of the Company (including any Person who formerly held such status) shall be liable or shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of such status. No individual trustee, officer, director, shareholder, member, constituent partner, employee or agent of any entity Member, in his or her individual capacity as such, shall have any personal liability for the performance of any obligation of such Member under this Agreement.
1.9.9    Capital Return; Deficit Capital Account
Any Member who has received the return of all or any part of such Member’s Capital Contribution pursuant to an authorized distribution shall have no liability to return such distribution to the Company, except to the extent, and on the terms and conditions, expressly provided by applicable law. A Member shall not be obligated to restore any deficit Capital Account balance, and any such Capital Account deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.
1.MANAGEMENT AND CONTROL OF BUSINESS
2.1    Management Vested in Manager; Personal Services; Employees
2.1.1    Management of Company. Management of the Company shall be vested in the Manager, who, subject to the availability of Company funds and any applicable limitations set forth in this Agreement, including, without limitation, the restrictions set forth in Section 2.3 below, shall direct, manage and control the day to day business of the Company in its good faith discretion, in accordance with all policies and procedures established by the Members and the other terms of this Agreement.
2.1.2    Asset Management Agreement. The Members acknowledge that the Company has entered into the Asset Management Agreement with NIP JV, pursuant to which the Company shall perform the asset management services described therein. The Members further acknowledge that the Company has delegated certain duties to Sub-Asset Manager pursuant to the Sub-Asset Management Agreement, and that Sub-Asset Manager may further delegate certain duties to Calare pursuant to the Sub-Sub Asset Management Agreement.
2.1.3    Personal Services. The Manager may resign upon thirty (30) days prior written notice to all of the Members. Upon the resignation of the Manager as the manager of the Company, Investor Member shall have the right to act as the Manager or to designate as Manager such other Person as Investor Member shall determine (in Investor Member’s sole and absolute discretion).
2.1.4    Employees. The Company shall not have any employees.
2.2    Members
2.2.1    Each Member shall select a representative (“Representative”) to (i) represent it in connection with all decisions, approvals, consents and determinations required of the Members under this Agreement from time to time and (ii) to serve as an HC-KBS Representative on the Board of NIP JV. The individual Representative of each Member may, from time to time, be replaced by such Member by written notice to the other Member. Each Representative shall be free to represent the views and positions of the Member whom he or she represents. Manager Member has selected Michael Hackman as its Representative, and Investor Member has selected Keith Hall as its Representative. Notwithstanding anything stated to the contrary in this Section 2.2.1 or elsewhere in this Agreement, the granting or withholding of any consent or approval relating to a Major Decision must be confirmed by the Members in writing (including transmittal by e-mail) (a “Major Decision Confirmation”), within five (5) business days following a request for approval by the Manager or either Member, which Major Decision Confirmation may be executed or transmitted by any person (whom need not be the Representative) purporting to have authority on behalf of the Member for whom such consent or approval is being obtained and the other Member shall have the right to rely on the purported authority of the person signing or transmitting such Major Decision Confirmation. The failure to respond to a request for approval by the Manager or either Member within such five (5) business day period shall be deemed disapproval of such request. If the request for approval of any Major Decision is disapproved (or deemed disapproved) by any Member then the Members shall, within three (3) business days following such disapproval (or deemed disapproval) meet (including meetings by telephone) to attempt in good faith to resolve the issue(s) giving rise to the disapproval of such Major Decision; provided, however, the failure of the Members to meet or to resolve the issue(s) giving rise to the disapproval of such Major Decision shall not change the fact that such Major Decision was disapproved or give rise to any liability on the part of any Member. Each Member agrees, and shall cause its Representative, to act reasonably in its consideration as to whether to approve or disapprove of a Major Decision.
2.2.2    Any act approved by the Representatives shall be deemed “Approved by the Members” as herein provided. The Representatives shall meet from time to time as determined by Manager. Unless otherwise Approved by the Members, all meetings of the Representatives shall be held in the Los Angeles Area or such other areas upon which the Representatives shall mutually agree from time to time. The Representatives may also hold meetings by telephone (in lieu of any meeting in person) and may make decisions by written consent (including by email) of the Representatives absent any meeting. The Members may have such other rules of procedure as they shall determine. A written record of all meetings of the Representatives and all decisions made by them shall be made by Manager Member’s Representative and kept in the records of the Company.
2.2.3    Notwithstanding anything stated to the contrary in this Agreement, unless expressly provided otherwise in this Agreement, any consent or approval required to be given by the Members under this Agreement, and any determination required to be made by the Members under this Agreement, may be given, withheld or made, as applicable, in each Member’s sole and absolute discretion.
2.3    Restrictions on Authority of Manager; Major Decisions
Notwithstanding anything herein to the contrary, Manager shall not have the authority to do, and covenants and agrees that it shall not do, any of the following acts on behalf of the Company (“Major Decisions”) without the written consent, as provided for above, of the Members:
2.3.1    Obtain any loan on behalf of the Company (or amend or modify the same) excluding, however, 30-day or similar financing on terms for materials, services and incidental expenses otherwise permitted under this Agreement;

2.3.2    Make any expenditure on behalf of the Company which, when added to all expenditures already made during the then current Fiscal Year and all expenditures expected to be made during the remainder of such Fiscal Year, would result in (a) aggregate expenditures being made during such Fiscal Year that exceed the expenditures set forth in the Approved Annual Budget for such Fiscal Year by more than five percent (5%), or (b) aggregate expenditures being made during such Fiscal Year that exceed the expenditures permitted for any line item set forth in the Approved Annual Budget by more than ten percent (10%).
2.3.3    Sell, restructure, transfer or otherwise dispose of, to the extent the Company has the right to approve of the following, consent to the sale, restructure, transfer or other disposition of any interest in the Subtier Entities or any portion thereof.
2.3.4    Change the insurance program for the Company in a manner inconsistent with the Approved Annual Budget or the Asset Management Agreement;
2.3.5    Undertake any legal actions in the name of the Company;
2.3.6    Execute any contracts on behalf of the Company, except as provided for in any Approved Annual Budget, or execute any contracts on behalf of the Company that are not terminable without cause on thirty (30) days notice or less;
2.3.7    Retain or dismiss on behalf of the Company, attorneys, accountants, auditors, except that, notwithstanding anything stated to the contrary in this Section 2.3.7 or elsewhere in this Agreement, the Manager shall, upon the request of either Member, terminate a lawyer or law firm engaged by the Company; the Members hereby approve of Orrick, Herrington & Sutcliffe LLP and Greenberg Traurig LLP as legal counsel for the Company and the accountants and auditors specifically identified in this Agreement.
2.3.8    Conduct any act which would make it impossible to carry on the ordinary business of the Company, enter into any confession of a judgment against the Company, execute or deliver any general assignment of assets for the benefit of creditors of the Company or file or consent to the filing of any proceeding under any state or federal bankruptcy or debtor relief statute, issue any securities or interests in the Company; invest Company in instruments other than money market accounts, time deposits, short term governmental obligations or commercial paper; acquire on behalf of the Company any real property; except as otherwise expressly permitted in this Agreement or as otherwise expressly permitted in any Approved Annual Budget, on behalf of the Company, enter into an agreement with a Member or its Affiliate;
2.3.9    Subject to the provisions of Section 6, sell or transfer Manager’s interest in the Company;
2.3.10    Except as otherwise approved by the Members, make any capital contributions under the NIP JV which are not Mandatory Capital Contributions or otherwise set forth in this Agreement;
2.3.11    Conduct any act which is inconsistent with the Approved Annual Budget or, adopt, amend or modify the Approved Annual Budget or create any cash reserves, except as expressly provided in the Approved Annual Budget;

2.3.12    Employ any individuals as an employee of the Company (it being acknowledged that the Members intend that the Company shall not have any employees);
2.3.13    Execute, or cause to be executed, any guaranty, indemnity or similar agreement on behalf of the Company or take any action that violates the provisions of any Loan Documents, or issue any press release or other public statement concerning or pertaining to the Company;
2.3.14    Subject to the terms of Section 8.2 below, take any action that results in a REIT Prohibited Transaction; and
2.3.15    Amend, modify or terminate the Sub-Asset Management Agreement or consent to the amendment, modification or termination of the Sub-Sub Asset Management Agreement, provided, however, that no such consent is required for any amendment, modification or termination of the Sub-Sub Asset Management to the extent that such amendment, modification or termination results solely in a re-allocation of the services to be performed, the fees to be paid and/or the reimbursements to be made under the Asset Management Agreement or the Sub-Asset Management Agreement between HCP and Calare.
All Major Decisions shall require the unanimous approval of the Members.
2.4    Liability for Certain Acts
Manager shall perform its duties in good faith and in such a manner as the Manager reasonably believes to be in the best interests of the Company. Except as expressly provided below in this Section 2.4, Manager, in so performing its duties, shall not have any personal liability for any obligation of the Company by reason of being or having been a Manager of the Company. Neither the Manager nor the Company in any way guarantees the return of the Capital Contributions or a profit for the Members from the operations of the Company. No Manager shall be personally liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of such Manager’s fraud, gross negligence or willful misconduct.
2.5    Manager and Members Have No Exclusive Duty to Company
Manager shall not be required to manage the Company as its sole and exclusive function, and Manager may have other business interests and may engage in other activities in addition to those relating to the Company and neither the Company nor any Member shall have any right by virtue of this Agreement to any income or profit derived therefrom. Manager shall not be required to devote all of its business time to the Company, but shall devote such time to the Company as Manager may deem appropriate. Each Member acknowledges that each other Member has business interests and investments other than its Interest in the Company and agrees that neither the Company nor any Member shall have any right by virtue of this Agreement to any income or profit derived from any such other business interest or investment and that Members may engage in other activities in addition to those relating to the Company.

2.6    Bank Accounts
After approval by the Members, Manager may from time to time open bank accounts (“Operating Accounts”) in the name of the Company, and shall designate (with the approval of the Members) which individuals (or combinations thereof) shall have signature authority over such accounts. Except as otherwise provided by the Members from time to time, Manager shall have authority itself to write checks (or authorize wire transfers of funds) on an Operating Account. Funds on deposit in any Operating Account from time to time shall not be commingled with other funds of the Manager or any Member.

2.7	Indemnification of Manager and Members; Indemnification of Company and Investor Member
2.7.1    The Company, its receiver and/or its trustee shall indemnify, defend, save harmless and pay all judgments and claims against the Manager, Members, and their Affiliates, and each of the officers, directors, members, managers, constituent partners, employees, attorneys, accountants and agents of any such parties (individually and collectively, the “Indemnified Party” and the “Indemnified Parties”) from any and all claims, losses, costs, damages, liabilities and expenses of any kind whatsoever, including, without limitation, actual attorneys’ fees and court costs (which shall be paid as incurred) and liabilities under state and federal securities laws (to the extent permitted by law) that may be made or imposed upon or incurred by any Indemnified Party by reason of any act performed (or omitted to be performed) for or on behalf of the Company, or in furtherance of or in connection with the Company business, except (a) for those acts performed or omitted to be performed by the party seeking indemnification hereunder which constitute fraud, willful misconduct or gross negligence, and (b) Guarantor shall not be entitled to indemnification from the Company hereunder with respect to Guarantor’s obligations under the Guaranty Documents to the extent the claims, losses, costs, damages, liabilities or expenses for which Guarantor is seeking indemnification arises from Guarantor’s (or its Affiliates) action or inaction (unless any such action was approved by the Members or any such inaction arose from the failure of the Manager to have authority to take a required action or there are not sufficient Company funds available to take a required action) and (c) Manager Member shall not be entitled to indemnification from the Company hereunder with respect to its relationship or obligations (or the relationship or obligations of its Affiliates) with any employee of Manager Member.
2.7.2    In the event of any action by a Member against any of the Indemnified Parties, including a derivative suit, the Company shall indemnify, defend, save harmless and pay all expenditures of the Indemnified Parties, including actual attorneys’ fees incurred in the defense of such action, if the person or entity so entitled to the indemnification is successful in such action.
2.7.3    None of the Indemnified Parties shall be liable to the Members or to the Company for any loss resulting from errors made by any of the Indemnified Parties in good faith or from such acts or omissions, whether or not disclosed, unless such acts or omissions constitute fraud, willful misconduct or gross negligence by the Indemnified Parties in question.

2.7.4    The Company’s obligations to indemnify, defend and hold harmless under this Section 2.7 shall not obligate, or impose personal liability on, any of the Members or any of their respective directors, shareholders, members, constituent partners, officers, employees, attorneys, accountants or agents.
2.7.5    Notwithstanding anything contained in this Section 2.7 or elsewhere in this Agreement, the Investor Member shall not be entitled to any indemnity or reimbursement on account of REIT Expenses incurred by the Investor Member and the Investor Member shall promptly reimburse the Company, the Manager or any other Member for any REIT Expenses incurred by any of such parties. No sums paid by the Investor Member on account of REIT Expenses, whether directly or by way of reimbursement to any other party, shall be counted as a Capital Contribution hereunder.
2.8    Right of Third Parties to Rely on the Manager
Except as expressly provided below in this Section 2.8, any Person (including, without limitation, any bank in which Company funds are deposited and any Lender) dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by the Manager in good faith as to:
2.8.1    The identity of the Manager;
2.8.2    The existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the Manager or which are in any other manner germane to the affairs of the Company ;
2.8.3    The persons who are authorized to execute and deliver any instrument or document or to withdraw funds from any Company bank account ; or
2.8.4    Any act or failure to act by the Company or any other matter whatsoever involving the Company.
Notwithstanding anything stated to the contrary in this Section 2.8 or elsewhere in this Agreement, any of the following documents or instruments to be executed by the Company must be executed by the Manager and the Investor Member on behalf of the Company: (a) any contracts to be entered into the by the Company that (i) are not cancelable on thirty (30) days prior notice without cause and without payment of any termination fee, or (ii) are for amounts that exceed the applicable amounts set forth in the Approved Annual Budget, and (b) any documents or instruments relating to the transfer or encumbrance of all or any portion of the member interests in NIP JV.
2.9    Reimbursement of Accounting Expenses
As consideration for the accounting and reporting services to be provided by Manager to the Company, the Company agrees to reimburse Manager from the Organizational Expense Reserve for (a) its accounting expenses in an amount equal to the customary hourly rates typically charged by Manager or its affiliates with respect to similar accounting services, and (b) such other third-party expenses which are set forth in the Approved Annual Budget. Prior to reimbursement by the Company, Manager shall provide Investor Member with a detailed invoice reasonably acceptable to Investor Member reflecting all accounting costs for which Manager is seeking reimbursement.
2.10    Manager Compensation
Except as set forth above in Section 2.9, Manager shall not be entitled to receive any fees for its services to the Company under this Agreement; provided, however, that the foregoing shall not apply to any fees payable to one or more Affiliates of the Manager that may serve as a Sub-Asset Manager or Sub-Sub Asset Manager, leasing agent or the property manager for one or more of the Properties to the extent permitted under the terms of the NIP JV Operating Agreement.
2.11    Officers
Manager shall be entitled to appoint such officers, with such titles and authority as the Manager shall from time to time determine. All such appointments, title and authority shall be first approved by the Members. Any officers so appointed shall hold office at the pleasure of the Manager and shall be entitled to exercise such powers as shall be delegated to them by the Manager.
2.12    General Exculpation
Notwithstanding anything to the contrary contained in this Agreement, no officer, director, shareholder, employee, agent, member or partner of any Member of the Company shall have any liability of any kind or nature under this Agreement, provided that the foregoing exculpation shall not insulate any Person from its obligation to return to the Company funds of the Company that are wrongfully or improperly taken from the Company by such Person.

2.	PREPARATION OF ANNUAL BUDGET; ACCOUNTING AND RECORDS; INSURANCE
3.1    Annual Budget.
(a)    At least 60 days before the commencement of each Fiscal Year (or, with respect to the first budget to be approved by the Members, within 30 days after the execution of this Agreement), the Manager shall prepare and submit to the Members for approval a budget (“Annual Budget”) in form and content reasonably acceptable to the Members for the operation of the Company during the next Fiscal Year. All references in this Agreement hereinafter made to the “Approved Annual Budget” shall mean each Annual Budget approved by the Members.
(b)    If the Members fails to reach agreement on any portion of an Annual Budget prior to the commencement of the Fiscal Year to which such budget relates, the Company shall be operated during such Fiscal Year (i) in accordance with such portions of the Annual Budget as to which agreement has been reached, (ii) at rates or levels of expenditures as are actually charged or incurred with respect to non-discretionary expenses which are beyond the reasonable control of the Company and (iii) with respect to those portions of the Annual Budget which are discretionary as to which agreement has not been reached, at rates or levels of expenditures comparable to those reflected in the Approved Annual Budget for the preceding Fiscal Year .
3.2    Access to Accounting and Other Records
All books and records of the Company shall be maintained at the Company’s principal place of business, and each Member, and the Member’s duly authorized representatives, shall have access to them at such office of the Company and the right to inspect, audit and copy them at all times for any purpose. In addition to the other rights provided by this Agreement or by the Act, each Member shall specifically have the right, upon written demand, and at the Company’s expense:
3.2.1    to obtain copies of the most recent annual, quarterly and/or monthly financial information required to be prepared pursuant to the provisions of Section 3.2 or elsewhere in this Agreement;
3.2.2    to obtain a copy of the Company’s federal, state and local income tax returns for each Fiscal Year;
3.2.3    to obtain a copy of any report prepared by the Company in the ordinary course of business;
3.2.4    to obtain a copy of this Agreement and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement and all amendments thereto have been executed;
3.2.5    to obtain a copy of any report prepared for the Company by any third-party property manager; and
3.2.6    other information regarding the affairs of the Company as is just and reasonable.
The Manager shall use commercially reasonable efforts to cause the Company to provide such documents to the requesting Member within a reasonable time following such request. If the foregoing information is not made available to a Member within ten (10) days following a Member’s written demand therefor, such Member shall have the right to obtain copies of the same directly from the Company’s accountants upon written demand for the same; the provisions of this Section 3.1. shall constitute the Company’s prior written authority to the Company’s accountants to make such Company information available to any Member that makes written request for the same. The Members acknowledge and agree that all such documents and financial information regarding the Company shall be kept confidential and shall not be disclosed to third parties except as may be required for tax and financial reporting purposes, as required to defend or prosecute litigation or as may otherwise be required by applicable law.

3.3    Monthly, Quarterly and Annual Reports
Manager shall (a) maintain the books and records of the Company using such software that may be approved by Investor Member from time to time in its reasonable discretion and (b) prepare and distribute to the Members the following:
3.3.1    on an annual basis, within 120 days after the end of each Fiscal Year, (i) an unaudited balance sheet and related statement of operations of the Company and (ii) a statement of such Member’s Capital Account, including such Member’s allocation and share of Net Profits and Net Loss and special allocations pursuant to Section 4.3 and Section 4.4 for such Fiscal Year;
3.3.2    on a quarterly basis, within 30 days after the end of each calendar quarter (provided that the period beginning on the date hereof and ending on March 31, 2012, shall be deemed to constitute the first calendar quarter for purposes of this Section 3.3.2), an unaudited balance sheet and related statement of operations of the Company and its Subsidiaries;
3.3.3    within 30 days after each calendar month (provided that the period beginning on the date hereof, and ending on January 31, 2012, shall be deemed to constitute the first calendar month for purposes of this Section 3.3.3), an unaudited balance sheet and related statement of operations of the Company.
All such financial statements shall be prepared on an accrual, U.S. GAAP basis of accounting. Manager shall also provide to the Members (x) such supporting schedules, reports and backup information with respect to such financial information as may be reasonably requested by the Members and (y) copies of such additional reports and statements as may be prepared on behalf of the Subtier Entities and received by Manager, or received by Manager for the Company or the Subtier Entities from any asset manager or property manager with respect to any of the Properties. Manager shall retain, at the Company’s expense, Ernst & Young, L.P. to prepare annual tax returns within ninety (90) days following the end of the Company's Fiscal Year and provide to the Members copies of all financial statements and reports required to be provided under this Agreement. Ernst & Young has been approved by the Members as the accountant for the Company.
3.4    Tax Information
Manager shall cause to be prepared and filed (but no filing shall be made until the Investor Member has approved in writing such tax returns, which approval shall not be unreasonably withheld) all necessary federal and state income tax returns for the Company, including making the elections described in this Section 3.4. Each Member shall furnish to the Manager all pertinent information in its possession relating to Company operations that is necessary to enable such income tax returns to be prepared and filed. On or before December 15th of each year, the Manager shall prepare and deliver a written statement of projected taxable income of the Company and of the Members to the Members for the current year. On or before March 1st of each year, the Manager shall prepare drafts of all necessary federal and state income tax returns for the Company for the prior year and deliver the same to the Members for the Members’ review and approval as contemplated in this Section 3.4.

The following elections shall be made on the appropriate returns of the Company: (i) to adopt the calendar year as the Company’s fiscal year; (ii) to adopt the accrual method of accounting and to keep the Company’s books and records on the accounting method used for income- tax reporting; (iii) if there is a distribution of Company property as described in Section 734 of the Code or if there is a transfer of a Company interest as described in Section 743 of the Code, upon written request of Investor Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of Company properties; and (iv) to elect to amortize the organizational expenses of the Company ratably over a period of 180 months as permitted by Section 709(b) of the Code.
No election shall be made by the Company or any Member to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state laws or to be treated as a corporation for federal or state income tax purposes.
3.5    Tax Matters Partner
Manager shall act as the “Tax Matters Partner” (“TMP”) within the meaning of Section 6231(a)(7) of the Code for federal income tax purposes. In this regard, Manager as TMP shall (a) provide the Internal Revenue Service with the information required to provide the notices contemplated in Section 6223(a) of the Code, and (b) keep the Members informed of all material information pertaining to all administrative and judicial proceedings involving taxes and provide timely notice of all administrative adjustments with respect thereto. The Members agree to perform all acts necessary under Section 6231 of the Code and the Treasury Regulations thereunder to designate Manager as the TMP. The TMP, in its capacity as TMP, shall act solely at the direction of the Members. With respect to state and local tax matters, the TMP shall have the authority, subject to approval of the Members, to act, elect, report and exercise its good faith discretion with respect to Company tax matters.
3.6    Tax Returns
Manager, at the expense of the Company, shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code. If Manager shall fail to arrange for the preparation of all required state and federal income tax returns by March 15th of each calendar year, any Member, upon written notice to Manager, shall have the right to arrange for the preparation and filing of the same at the sole cost and expense of the Company.
3.7    No Partnership under Federal Bankruptcy Code
It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for federal and state income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the Federal Bankruptcy Code. The classification of the Company as a partnership shall apply only for federal (and, as appropriate, state and local) income tax purposes. This characterization, solely for tax purposes, does not create or imply a general partnership between the Members for state law or any other purpose. Instead, the Members acknowledge the status of the Company as a limited liability company formed under the Act.

3.8    Notices Regarding Properties
Manager shall use commercially reasonable efforts to promptly provide the Members with copies of any of the following it receives from time to time with respect to the Properties: (a) papers served upon the Company, Manager or Sub-Asset Manager regarding any litigation or threatened litigation (including, without limitation, personal injury suits) regarding the Properties or the operation of the Properties, (b) any notices of condemnation or threatened condemnation affecting the Properties, (c) any written notice received from any governmental or quasi governmental agency regarding violations or alleged violations of the Properties with respect to any local, state or federal laws, statutes or ordinances, and (d) any notices of default received from any Lender from time to time under any Loan Documents.
3.9    Insurance
Manager shall procure and maintain in effect, for the benefit and at the expense of the Company as an insured, the insurance policies required pursuant to the terms of the Asset Management Agreement with such additional coverage as is reasonably required by the Members. Manager shall provide the Members with certificates of insurance upon request.
3.10    Delay in Reporting and Tax Filings
Notwithstanding anything to the contrary contained herein, the deadlines for all reporting requirements and tax filings to be made or prepared hereunder shall be extended by a reasonable period of time after the information regarding the Subtier Entities necessary to prepare such reports and tax returns has been delivered to the Manager Member, unless such missing information has not been delivered due to the failure of the Manager Member or its Affiliates to provide such information as required under the Asset Management Agreement, the Sub-Asset Management Agreement or in the Sub-Sub Asset Management Agreement.
3.ALLOCATION OF NET PROFITS AND NET LOSSES
4.1    Net Losses
Net Losses of the Company for each Fiscal Year (or part thereof) shall be allocated to the Members at the end of such Fiscal Year (or part thereof) in the following order of priority:
4.1.1    First Tier Losses. First, to those Members with positive balances in their Capital Accounts in amounts equal to their respective Capital Account balances at the end of such Fiscal Year (or part thereof); provided, however, if the amount of Net Losses to be allocated is less than the sum of the Capital Account balances of all of the Members having positive Capital Account balances then such Net Losses shall be allocated to the Members in such proportions and in such amounts as would result in the Capital Account balance of each Member equaling, as nearly as possible, such Member’s share of the then Company Capital determined by calculating the amount each Member would receive if an amount equal to the Company Capital were distributed to the Members in accordance with the provisions of Section 5.1 and Section 5.2; and

4.1.2    Second Tier Losses. Thereafter, to the Members in proportion to their respective Equity Member Percentage Interests.
If there are insufficient Net Losses to be allocated in a Fiscal Year (or part thereof) in order to cause the Capital Account balance of each Member to equal such Member’s share of the then Company Capital under Section 4.1.1, then items of gross income and gross deduction for such Fiscal Year (or part thereof) shall be allocated to the Members in order to cause the Capital Account balance of each Member at the end of such Fiscal Year (or part thereof) to equal such Member’s share of the then Company Capital determined by calculating the amount each Member would receive if an amount equal to the Company Capital were distributed to the Members in accordance with the provisions of Section 5.1 and Section 5.2.
4.2    Net Profits
Net Profits of the Company for each Fiscal Year (or part thereof) shall be allocated to the Members at the end of such Fiscal Year (or part thereof) in the following order of priority:
4.2.1    First Tier Profits. First, to the Members in proportion to, and to the extent of, the negative balance, if any, standing in each such Member’s Capital Account at the end of such Fiscal Year (or part thereof); and
4.2.2    Second Tier Profits. Thereafter, to the Members in such proportions and in such amounts, as would result, as closely as possible, in the Capital Account balance of each Member at the end of such Fiscal Year (or part thereof) equaling, as nearly as possible, such Member’s share of the then Company Capital determined by calculating the amount each Member would receive if an amount equal to the Company Capital were distributed to the Members in accordance with the provisions of Section 5.1 and Section 5.2.
If there are insufficient Net Profits to be allocated in a Fiscal Year (or part thereof) in order to cause the Capital Account balance of each Member to equal such Member’s share of the then Company Capital under Section 4.1.1, then items of gross income and gross deduction for such Fiscal Year (or part thereof) shall be allocated to the Members in order to cause the Capital Account balance of each Member at the end of such Fiscal Year (or part thereof) to equal such Member’s share of the then Company Capital determined by calculating the amount each Member would receive if an amount equal to the Company Capital were distributed to the Members in accordance with the provisions of Section 5.1 and Section 5.2.
4.3    Special Allocations
Notwithstanding any other provisions of this Agreement, no Net Losses or item of expense, loss or deduction shall be allocated to any Member to the extent such an allocation would cause or increase a deficit balance standing in such Member’s Adjusted Capital Account and any such Net Losses shall instead be allocated to the Members in proportion to their respective “interests” in the Company as determined in accordance with Treasury Regulation Section 1.704-1(b). In addition, items of income and gain shall be specially allocated to the Members in accordance with and to the extent required by the qualified income offset provisions set forth in Treasury Regulation Section 1.704-1(b)(2)(ii)(d). Notwithstanding any other provision in this Article 4, (a) any and all “nonrecourse deductions” (as defined in Treasury

Regulation Section 1.704-2(b)(1)) of the Company for any Fiscal Year or other period shall be allocated to the Members in proportion to their respective Equity Member Percentage Interests; (b) any and all “partner nonrecourse deductions” (as such term is defined in Treasury Regulation Section 1.704-2(i)(2)) attributable to any “partner nonrecourse debt” (as such term is defined in Treasury Section 1.704-2(b)(4)) shall be allocated to the Member that bears the “economic risk of loss” (as determined under Treasury Regulation Section 1.752-2) for such “partner nonrecourse debt” in accordance with Treasury Regulation Section 1.704-2(i)(1); (c) each Member shall be specially allocated items of Company income and gain in accordance with the Company minimum gain chargeback requirements set forth in Treasury Regulation Sections 1.704-2(f) and 1.704-2(g); and (iv) each Member with a share of the minimum gain attributable to any “partner nonrecourse debt” shall be specially allocated items of Company income and gain in accordance with the partner minimum gain chargeback requirements of Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(i)(5). For purposes of determining the Member’s respective shares of the Company’s “excess nonrecourse liabilities” pursuant to Code Section 752 and Treasury Regulation Section 1.752-3(a)(3), each Member’s Interest in Company profits shall be deemed to be equal to such Member’s Equity Member Percentage Interest.
4.4    Curative Allocations
The allocations set forth in Section 4.3 (“Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4.4. Therefore, notwithstanding any other provision of this Article 4 (other than the Regulatory Allocations), the Manager is hereby authorized to make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement, and all Company items were allocated pursuant to Sections 4.1 and 4.2. In exercising its discretion under this Section 4.4, the Manager shall take into account future Regulatory Allocations under Section 4.3 which, although not yet made, are likely to offset other Regulatory Allocations previously made under the provisions of Section 4.3.
4.5    Differing Tax Basis; Tax Allocation
The taxable income and loss of the Company (and items of taxable income and loss) shall be allocated among the Members in a manner consistent with the allocation of Net Profits and Net Losses (and other items of book income, expense or loss); provided that if property is reflected on the Company’s books at a value that differs from its adjusted tax basis, the Manager shall cause depreciation and/or cost recovery deductions and gain or loss with respect to such property to be allocated among the Members for federal income tax purposes in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder. The Manager shall not select any depreciation method or allocation method with respect to any such property without the written consent of the Investor Member.

4.6    Interpretation of Allocations
The Members intend (a) that the allocation provisions contained in this Article 4 and elsewhere in this Agreement be interpreted so that the final Capital Account balances of the Members are equal to the distributions to be made pursuant to Section 5.1 or Section 5.2, as applicable, after reflecting any minimum gain and partner nonrecourse debt minimum gain, and (b) that the allocation provisions contained in this Article 4 and elsewhere in this Agreement be applied and amended by the Tax Matters Partner, if and to the extent necessary to produce such result even if any such application or amendment requires (i) first, special allocations of gross income and/or gross deductions for the current Fiscal Year (or if necessary, any other period), and (ii) second, if necessary, the amendment of prior tax returns for the Company. This Section 4.6 shall control notwithstanding any reallocation of income, loss or items thereof by the Internal Revenue Service or any other taxing authority.

4.	DISTRIBUTIONS
5.1    Distribution of Promote Member Distributions
The Company shall, at the direction of the Manager, distribute or pay to the Members on a monthly basis, all Promote Member Distributions pro rata in accordance with the Members’ respective Promote Member Percentage Interests, provided, however, that Manager may determine, in its reasonable discretion, to retain a portion of such Promote Member Distributions in the Organizational Expense Reserve if Manager reasonably determines that the then-current funds in the Organizational Expense Reserve are insufficient to pay for estimated future Operating Expenses.
5.2    Distributions of Equity Member Distributions
The Company shall, at the direction of the Manager and subject to the establishment of any reserves that are reasonably required by Manager, distribute to the Members on a monthly basis, all Equity Member Distributions to the Members pro rata in accordance with their respective then current Equity Member Percentage Interests.
5.3    Withholding
Should any Member be subject to withholding pursuant to the Code or any other provision of federal, state or local law on any amounts of taxable income allocable to the Member or on any amounts distributed to the Member, the Company shall pay all amounts of withholding as required by law. In such event, the Company shall withhold the amount of such payments from all amounts otherwise distributable to such Member, and any amounts so withheld shall be deemed to have been distributed to such Member under this Agreement. If any sums are withheld pursuant to this provision, the Company shall remit the sums so withheld to and file the required forms with the Internal Revenue Service or other applicable government agency and, in the event of any claimed over-withholding, each Member shall be limited to an action against the Internal Revenue Service or other applicable government agency for refund and hereby waives any claim or right of action against the Company or the Manager on account of such withholding. Furthermore, if the amounts required to be withheld exceed the amounts which would otherwise have been distributed to such Member, such Member shall contribute any deficiency to the Company within ten (10) days of notice from the Manager. If such deficiency is not contributed within such time, any non-contributed amounts shall be considered a demand loan from the Company to such Member, with interest equal to the lesser of (a) the rate of interest publicly announced from time to time by Bank of America NT&SA at its main branch in San Francisco California, as its “Reference Rate” plus five percent (5%) per annum, or (b) the maximum rate of interest then permitted by applicable law, which interest shall be treated as an item of Company income, until discharged by such Member by repayment. Such demand loan shall be repaid, without prejudice to other remedies at law or in equity that the Company may have, out of distributions to which the debtor Member would otherwise be subsequently entitled under this Agreement.
5.CHANGES IN MEMBERS

6.1	Involuntary Transfer of Interests: Dissolution, Withdrawal, or Bankruptcy of Member
The withdrawal, termination, Bankruptcy or dissolution of a Member, or the occurrence of any other event (other than an assignment of a Member’s Interest in the Company, which shall be subject to Sections 6.2, 6.6 and 6.7) which terminates the continued membership of a Member in the Company (a “Dissolution Event”) shall dissolve the Company unless the remaining Member approves the continuation of the business of the Company (“Continuation Approval”). If such Continuation Approval is given, then the Member whose actions or conduct results in the Dissolution Event (“Former Member”) shall cease to be a Member with an Interest in the Company as of the Dissolution Event, and such Former Member or such Former Member’s successor-in-interest shall have only its Economic Interest in the Company; provided that in the event that, excluding the Former Member, as of the Dissolution Event there shall be only one remaining Member, and either (a) more than one Member is required to permit the Continuation of the Company pursuant to applicable law, or (b) the remaining Member otherwise provides in its Continuation Approval that an Additional Member should be admitted to the Company, then the Continuation Approval shall only be effective following the admission of an additional Member to the Company pursuant to the provisions of this Agreement, which admission shall be deemed to be effective as of the Dissolution Event. A Former Member shall have no right to demand the return of its Capital Contributions or the balance of its Capital Account and shall have only such rights to distributions from the Company as are otherwise provided to a holder of an Economic Interest under this Agreement.
6.2    Transfer and Assignment of Member’s Interest
6.2.1    Transfer.
(a)    The term “Transfer” when used in this Agreement with respect to an Interest shall be deemed to refer to a transaction by which a Member purports to assign all or any part of its Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition, voluntary or involuntary, by operation of law or otherwise.

(b)    Notwithstanding anything stated to the contrary in this Agreement, no Member’s Interest shall be transferred, in whole or in part (including any interest therein), except in accordance with the terms and conditions set forth in this Section 6. Any transfer or purported transfer of an Interest not made in accordance with this Section 6 shall be null and void ab initio, and the Company shall have no duty or obligation to recognize the transferee as a member or holder of any interest whatsoever in the Company, and the transferee shall have no rights, interests or claims in or against the Company or any Member.
6.2.2    Transfer between Members. Notwithstanding anything stated to the contrary in this Agreement, either Member may sell, assign or otherwise transfer all or any part of its Interest to the other Member on such terms as are agreed to by both Members, provided such transfer does not violate the terms of the NIP JV Operating Agreement or any Loan Documents.
6.2.3    Transfer of Investor Member’s Membership Interest. Investor Member shall, subject to compliance with all of the other provisions set forth in the NIP JV Operating Agreement and this Section 6, have the right to (a) transfer all or any portion of its direct or indirect Interest which is permitted under the NIP JV Operating Agreement, and (b) transfer all of its Interest to an Affiliate (including a REIT Subsidiary) without Manager Member’s approval.
6.2.4    Transfer of Manager Member’s Interest. Manager Member shall, subject to compliance with all of the other provisions set forth in the NIP JV Operating Agreement and in this Section 6, have the right to (a) transfer all or any portion of its direct or indirect Interest which is permitted under the NIP JV Operating Agreement, and (b) transfer all of its Interest to an Affiliate without Investor Member’s approval. Notwithstanding the foregoing, at all times during the term of this Agreement, (a) Hackman Capital and/or Calare Properties, Inc. or their respective Affiliates or constituent members, partners or shareholders (hereinafter referred to as an “Alternative Entity”) shall continue to control (directly or indirectly) Manager Member, (b) Hackman Capital and/or Calare Properties, Inc., or an Alternative Entity shall hold a five percent (5%) interest (directly or indirectly) in Manager Member, (c) Michael Hackman shall continue to control Hackman Capital and shall continue to hold at least a 51% interest in Hackman Capital, and (d) William Manley shall continue to control Calare Properties, Inc. and shall continue to hold at least a 51% interest in Calare Properties, Inc., and (e) Michael Hackman and/or William Manley shall control any Alternative Entity and shall hold at least a 25% interest (direct or indirect) in any Alternative Entity.
6.2.5    Additional Limitations on a Member’s Rights to Transfer.
(a)    If a Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Member’s estate shall have all of the rights of such Member, but not more rights than those enjoyed by other Members, for the purpose of settling or managing the estate and such power as the Incapacitated Member possessed to transfer all or any part of the Incapacitated Member’s interest in the Company. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company.
(b)    Notwithstanding anything stated to the contrary in this Agreement, either Member may prohibit any Transfer by the other Member of its Interest if, in the opinion of legal counsel to the Company or legal counsel to such Member, such transfer would require filing of a registration statement under the Securities Act of 1933, as amended, or would otherwise violate any federal or state securities laws or regulations applicable to the Company or the Interest.
(c)    Notwithstanding anything stated to the contrary in this Agreement, no transfer by a Member of its Interest may be made to any Person if: (i) in the opinion of legal counsel for the Company or legal counsel for the other Member, it would result in the Company being treated as an association taxable as a corporation; (ii) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code; (iii) such transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party‑in‑interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code); (iv) such transfer would, in the opinion of legal counsel for the Company or the other Member, cause any portion of the Properties to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101; (v) such transfer would subject the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended; or (vi) such transfer would cause a termination of the Company under Section 708(b)(1)(B) of the Code (unless this restriction based on Section 708(b)(1)(B) of the Code is waived by Investor Member in its sole discretion).
(d)    Notwithstanding anything stated to the contrary in this Agreement, no Member shall be entitled to make a Transfer if it (i) is in default under this Agreement, unless the other Members approves such Transfer in its sole and absolute discretion, or (ii) such Transfer would trigger a default under any of the Loan Documents or otherwise violate any of the covenants or conditions set forth in any of the Loan Documents.
6.3    Right of First Offer
6.3.1    Notwithstanding anything to the contrary contained in this Agreement, no Member may Transfer all or any part of its Interest in the Company to any Person (other than as permitted in Section 6.2.3 or Section 6.2.4) unless (a) such Transfer is for cash consideration to a bona fide third-party purchaser, (b) such selling Member does not violate the prohibitions set forth in Section 6.2 or this Section 6.3 and (c) such selling Member (“Selling Member”) has first made a Right of First Offer to the other Member (“Buying Member”) and such Selling Member has not received a written acceptance for all of the Offered Interest before the expiration of the Right of First Offer Period.
6.3.2    If a Member wishes to Transfer its Interest in the Company (other than the Persons described in Sections 6.2.3 and 6.2.4) (a “Selling Member Assignee”), such Selling Member shall give written notice of such intent to the Buying Member indicating the terms and conditions of the proposal, including the purchase price and the proposed closing date (which shall be no later sixty (60) days following the expiration of the Right of First Offer Period) (the “Offer Closing Date”), which written notice shall be accompanied by a copy of the proposed contract of sale (the “Right of First Offer Purchase Agreement”) and all related agreements for the Transfer of the Interest, and the Selling Member shall offer to sell such Interest (the “Offered Interest”) to the Buying Member (and its designees) in accordance with the provisions hereof (the “Right of First Offer”). The Right of First Offer Purchase Agreement shall provide that the Selling Member shall make customary representations, warranties and covenants, including that the Offered Interest shall be sold free and clear of any liens, encumbrances, pledges, security interests, restrictions and contractual claims of every kind and nature whatsoever.
6.3.3    The Buying Member shall have the right to purchase the Offered Interest at the price set forth in the Right of First Offer and on the terms set forth in the Right of First Offer Purchase Agreement, by giving written notice of acceptance to the Selling Member within fifteen (15) days after receipt of the Right of First Offer (such fifteen (15) day period shall hereinafter be referred to as the “Right of First Offer Period”), which acceptance by Buying Member shall be accompanied by a non-refundable cash deposit equal to five percent (5%) of the purchase price set forth in the Right of First Offer and a signed copy of the Right of First Offer Purchase Agreement. If accepted by the Buying Member, Selling Member shall execute the Right of First Offer Purchase Agreement within one (1) business day following receipt of Buying Member’s signed Right of First Offer Purchase Agreement and Selling Member shall be obligated to consummate the purchase of the Offered Interest in accordance with the terms of the Right of First Offer Purchase Agreement. Notwithstanding anything to the contrary set forth above in this Section 6.3, the Right of First Offer Purchase Agreement shall contain a provision that allows the buyer thereunder to extend the Offer Closing Date for up to thirty (30) days on ten (10) business days written notice prior to the scheduled Offer Closing Date and upon payment of an additional cash deposit in the amount of five percent (5%) of the purchase price.
6.3.4    Should the Buying Member refuse or fail to accept the Right of First Offer, the Selling Member shall be free, subject to Selling Member’s compliance with all provisions set forth in this Section 6 relating to Transfers (including, without limitation, the provisions of Sections 6.2.4 and 6.2.5 hereof), to sell all, but not less than all, of its Offered Interest to a Selling Member Assignee substantially upon the terms and conditions stated in the Right of First Offer Purchase Agreement for a period of 180 days following the expiration of the Right of First Offer Period. In no event shall the Selling Member transfer such Offered Interest to a Selling Member Assignee for a price less than 95% of the purchase price set forth in the Right of First Offer, or on terms materially more favorable to the Selling Member Assignee than the terms stated in the Right of First Offer and the Right of First Offer Purchase Agreement, without first offering the Buying Member the option to purchase such Offered Interest in the manner set forth above, at the same price and terms agreed upon between the Selling Member and the proposed Selling Member Assignee.
6.3.5    Should the Buying Member execute the Right of First Offer Purchase Agreement and thereafter breach its obligations thereunder to purchase the Selling Member’s Offered Interest, Selling Member shall be entitled to retain the non-refundable cash deposit as liquidated damages and, notwithstanding anything stated to the contrary in this Agreement, during the one hundred and eighty (180) day period following the Offer Closing Date, Selling Member shall be free to Transfer the Offered Interest to a Selling Member Assignee on such terms as Selling Member may elect (without the approval of the Buying Member and without reference to the terms of the Right of First Offer) provided that such Transfer shall be subject to the provisions of Section 6.2.5.

6.4    Buy/Sell
The rights under this Section 6.4 may be exercised under the following circumstances, but only so long as the same shall not trigger a default under the NIP JV Operating Agreement, any of the Loan Documents or otherwise violate any of the covenants and/or agreements set forth in any of the Loan Documents: upon the occurrence of an Event of Default, the non-defaulting Member may become the Initiating Member under Section 6.4 hereof , as follows:
6.4.1    Buy/Sell Notice. A Member (the “Initiating Member”) wishing to initiate the buy/sell offer shall send a written notice (the “Buy/Sell Notice”) to the other Member (the “Recipient Member”), which shall state (i) a price for the Company (the “Company Value”) upon which the purchase of the Recipient Member’s Interest or sale of the Initiating Member’s Interest shall be based , and (ii) that the Initiating Member offers, in the alternative (which determination is to be made by Recipient Member), to purchase the entire Interest owned by the Recipient Member for the amount that the Recipient Member would receive upon liquidation of the Company for the Company Value or to sell the Initiating Member’s Interest to the Recipient Member for the amount that the Initiating Member would receive upon liquidation of the Company for the Company Value, which Buy/Sell Notice shall be accompanied by a copy of the contract of sale (the “Buy/Sell Purchase Agreement”) that would be used in connection with the transfer of an Interest , under this Section 6.4.
6.4.2    Election Notice. Within fifteen (15) business days after the Recipient Member has received a Buy/Sell Notice, the Recipient Member shall send a written notice of its election (the “Election Notice”) either to (a) accept the Initiating Member’s offer to purchase such Recipient Member’s Interest, or (b) to accept the Initiating Member’s offer to sell its Interest, at the price determined under Section 6.4.1 (the “Buy/Sell Interest Purchase Price”) and in accordance with the terms of the Buy/Sell Purchase Agreement (with the purchase price payable by the buyer Member under clause (a) being hereinafter referred to as the “Buy/Sell Purchase Price”). A failure by the Recipient Member to timely send such Election Notice shall be deemed an election by such Recipient Member to accept the offer of the Initiating Member to purchase the Recipient Member’s Interest or to purchase the Buy/Sell Properties, as applicable. The execution and delivery of the Buy/Sell Purchase Agreement by the buying Member shall be accompanied by a non-refundable cash deposit equal to 5% of the Buy/Sell Purchase Price to be paid by the buying Member.
6.4.3    Payment. The Buy/Sell Purchase Price shall be paid by the buying Member no later than the date set forth in the Buy/Sell Purchase Agreement (which shall be no earlier than forty-five (45) days and no later than sixty (60) days after the expiration of the five (5) business day period or fifteen (15) business day period, as applicable, during which the Election Notice was to be given, if the Election Notice is not given, provided that the buying Member may accelerate such closing under the Buy/Sell Purchase Agreement upon not less than ten (10) business days prior written notice to the selling Member) (the “Closing Date”) in immediately available funds, at which time the selling Member shall assign its entire Interest in the Company to the buying Member or its designee (and withdraw as the Manager if such selling Member is the Manager), free and clear of all liens, encumbrances and similar claims, in accordance with the terms and conditions of the Buy/Sell Purchase Agreement. The Buy/Sell Purchase Agreement shall contain a provision that allows the buyer thereunder to extend the

Closing Date for up to thirty (30) days on ten (10) business days written notice prior to the scheduled Closing Date and upon payment of an additional cash deposit in the amount of five percent (5%) of the Buy/Sell Purchase Price.
6.4.4    Default Option. If, after the delivery of a Buy/Sell Notice by a Member, the buying Member (referred to herein as a “Defaulting Member”) shall fail to make payment of the Buy/Sell Purchase Price when and as required, the other Member (the “Non-Defaulting Member”) shall have the right, at its option, to purchase all of the Interest of the Defaulting Member for ninety-five percent (95%) of the Buy/Sell Purchase Price that would have been payable by the non-Defaulting Member if it had been the buying Member (it being understood that said amount to be paid by the non-Defaulting Member shall be equal to 95% of the amount the Defaulting Member would receive upon liquidation of the Company for the Company Value (as reflected in the Buy/Sell Notice that triggered such buy/sell)) and the Non-Defaulting Member shall be entitled to retain the non-refundable cash deposit. Such option shall be exercised by sending written notice thereof to the Defaulting Member within ten (10) days after the date specified for payment of the applicable Buy/Sell Purchase Price, which notice shall specify a closing date not later than sixty (60) days following the date such notice is given. If the Non-Defaulting Member elects not to exercise such option, the Non-Defaulting Member shall be entitled to all of its rights and remedies available at law or in equity as a result of the Defaulting Member’s default and shall also be entitled to reimbursement of its costs and expenses, including, without limitation, all appraisal, legal and accounting fees, incurred in connection with such Buy/Sell Notice.
6.4.5    Continuation of Agreement. This Agreement shall continue in full force and effect as to the remaining Members upon the consummation of a sale of Interests pursuant to this Section 6.4.
6.4.6    Eligibility. Notwithstanding anything stated to the contrary in this Agreement, no Member who is in default of any of its obligations under this Agreement shall be entitled to initiate the Buy/Sell Offer provided in this Section 6.4, but any Member shall have the right to respond to a Buy/Sell Notice as provided herein.
6.4.7    Release of Selling Member Indemnity and/or Guaranty. In connection with the closing under any Buy/Sell Purchase Agreement, and as to any guaranty or indemnity (collectively referred to as the “Suretyship Parties Guaranties”) executed by the selling Member or any of its Affiliates (collectively referred to as the “Suretyship Parties”) under any Loan, one of the following conditions shall have been satisfied (a) the Suretyship Parties shall be released from their obligations under the Suretyship Parties Guaranties as to matters occurring after the closing under the Buy/Sell Purchase Agreement, or (b) the buying Member shall execute and deliver to the Suretyship Parties an indemnity pursuant to the terms of which the buying Member shall indemnify, defend, protect and hold the Suretyship Parties harmless from and against any and all losses , liabilities, damages, demands, claims, actions, judgments, causes of action and costs and expenses incurred by Suretyship Parties to the extent arising out of or in connection with Suretyship Parties' obligations under the Suretyship Parties Guaranties (the “Suretyship Parties Indemnified Losses”); provided, however, notwithstanding the foregoing, the indemnity provided by the buying Member under this Section 6.4.7 shall not apply to, and shall expressly exclude, any Suretyship Parties Indemnified Losses arising from the acts or omissions of any of the Suretyship Parties.

6.5	Removal of Manager Arising From Transfer and Assignment of Manager Member’s Interest
Notwithstanding anything stated to the contrary in this Section 6 or elsewhere in this Agreement, Investor Member shall have the right at any time, and from time to time, to remove Manager Member as Manager and act as Manager itself or designate such other Person as Investor Member shall determine (in Investor Member’s sole and absolute discretion) as Manager following (a) any Transfer by Manager Member of its Interest or any portion thereof that is not expressly permitted under the terms of this Agreement and that is not (by operation of law or otherwise) deemed void in accordance with the provision of Section 6.2.1(b) hereof and (b) delivery of written notice by Investor Member to Manager Member that Investor Member has elected to replace Manager Member as Manager as provided in clause (a) above; such replacement shall be automatic and shall be effective upon delivery by Investor Member of written notice to Manager Member.
6.6    Substitute Members
No Assignee shall have the right to become a Substitute Member (a “Substitute Member”) upon Transfer of an Interest in the Company to it unless and until all the following conditions are satisfied:
6.6.1    a duly executed and acknowledged written instrument of assignment and assumption, reasonably satisfactory in form and substance to the Members, shall have been filed with the Company;
6.6.2    the Member transferring its Interest and the Assignee shall have executed and acknowledged such other instruments and taken such other actions as the Members shall deem reasonably necessary or desirable to effect such substitution or as may otherwise be required under the Act;
6.6.3    the conditions set forth in Sections 6.2. and 6.3 shall have been satisfied;
6.6.4    the Member transferring its Interest or the Assignee shall have paid to the Company such amount of money as is sufficient to cover all reasonable expenses incurred by or on behalf of the Company in connection with such substitution; and
6.6.5    to the extent required, the Lenders have consented to such transfer.
6.7    Assignee’s Rights
6.7.1    Unless an Assignee becomes a Substitute Member in accordance with the provisions of Section 6.6, it shall not be entitled to any of the rights (including voting rights) granted to a Member hereunder or under the Act, other than the right to receive (or be allocated) the share of Net Profits and Net Losses of the Company, distributions and any other items attributable to a Member’s Interest to which its assignor would otherwise be entitled.

6.7.2    Any Member that shall Transfer all of its Interest in the Company shall cease to be a Member.
6.7.3    Unless otherwise agreed to by the Members, any permitted transfer of all or any portion of a Member’s Interest in the Company will take effect on the first day of the month following approval of such transfer in accordance with the provisions of this Section 6 and Net Profit and Net Loss, each item thereof and all other items attributable to such Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying Interests during such period in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by Manager. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Any permitted transferee of an Interest in the Company shall take subject to the restrictions on transfer imposed by this Agreement.
Notwithstanding any attempted transfer of a Member’s Interest in the Company in violation of this Agreement, the transferee shall have no right to participate in the management of the business and affairs of the Company or to become a Member, and such transferee shall only be entitled to Capital Contributions to which the Transferor of such Economic Interest in the Company would otherwise be entitled.
7.EVENTS OF DEFAULT; REMEDIES; TERMINATION
7.1    Events of Default
Each of the following shall constitute an event of default (“Event of Default”) on the part of the applicable Member:
7.1.1    So long as Manager Member is the Manager, Manager Member shall (a) fail to comply with its obligations (other than those addressed in Sections 7.1.1(b) or 7.1.1(c) below) under this Agreement or shall commit an act (other than those addressed in Sections 7.1.1(b) or 7.1.1(c) below) in breach of its duty as Manager, and in either case, fails to cure the same within fifteen (15) days following written request by Investor Member to do so, provided that if such failure cannot reasonably be remedied by Manager Member within such fifteen (15) day period, then so long as Manager Member commences to cure such failure and thereafter diligently pursues such cure to completion (which cure must include compensation to Investor Member for any loss sustained or expected to be sustained by Investor Member), provided that the total period for such cure shall not exceed sixty (60) days, such failure shall not be deemed an Event of Default hereunder, (b) undertake any act that constitutes a Major Decision (excluding those acts that constitute willful misconduct) without such act being Approved by the Members, or (c) undertake any act that constitutes gross negligence, willful misconduct (including acts that are considered Major Decisions and that constitute willful misconduct) or fraud.
7.1.2    Investor Member shall fail to comply with its obligations under this Agreement, and fails to cure the same within fifteen (15) days following written request by Manager Member to do so, provided that if such failure cannot reasonably be remedied by Investor Member within such fifteen (15) day period, then so long as Investor Member commences to cure such failure and thereafter diligently pursues such cure to completion (which cure must include compensation to Manager Member for any los sustained or expected to be sustained by Manager Member), provided that the total period for such cure shall not exceed (60) days, such failure shall not be deemed an Event of Default hereunder.
7.1.3    The filing by any Member of a voluntary case under any bankruptcy or insolvency laws, or such Member is the subject of an order of relief under any present or future statute or law relating to bankruptcy, insolvency or other relief for debtors, whether federal or state, or such Member seeks, consents to, or acquiesces in the issuance of an order of relief, appointment of any trustee, receiver, custodian, conservator or liquidator of such party, or of all or any substantial part of its properties (the term “acquiesce,” as used herein, being deemed to include but not be limited to the failure to file a petition or motion to vacate or discharge any order of relief, judgment or decree providing for such appointment within the time specified by law).
7.1.4    A court of competent jurisdiction shall enter an order of relief, judgment, or decree approving an involuntary case filed against any Member seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute or law relating to bankruptcy, insolvency, or other relief for debtors, whether federal or state, and such Member shall consent to or acquiesce (as hereinabove defined) in the entry of such order of relief, judgment, or decree, or the same shall remain unvacated and unstayed for an aggregate of sixty (60) days from the date of entry thereof, or any trustee, receiver, custodian, conservator, or liquidator of such Member or of all or any substantial part of its properties shall be appointed without the consent of or acquiescence of such Member and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days.
7.2    Remedies; Removal and Replacement of Manager
7.2.1    Upon the occurrence of an Event of Default that is triggered pursuant to the provisions of Sections 7.1.1(a) or 7.1.1(b) above, Investor Member shall have the right to provide a Buy/Sell Notice under Section 6.4 and to exercise any and all remedies available at law and in equity. Upon the occurrence of an Event of Default that is triggered pursuant to the provisions of Sections 7.1.2, 7.1.3 or 7.1.4 above with respect to Investor Member, the Manager Member shall have the right to provide a Buy/Sell Notice under Section 6.4 hereof.
7.2.2    Upon the occurrence of an Event of Default that is triggered pursuant to the provisions of Sections 7.1.3 or 7.1.4 above with respect to Manager Member or pursuant to the provisions of Section 7.1.1(c) above, (a) Investor Member shall have the right to immediately replace Manager Member as the Manager with itself or with such other party as Investor Member shall designate in its sole and absolute discretion, which right shall be exercised through delivery of written notice to Manager Member, (b) Manager Member shall have the right to provide a Buy/Sell Notice under Section 6.4, (c) Manager Member shall have no right to transfer its Interest pursuant to Section 6.2, to exercise its Right of First Offer under Section 6.3, and (d) effective upon delivery of a valid written notice to Manager Member by Investor Member pursuant to this Section 7.2.2, the distribution provisions of Section 7.2 hereof shall immediately become effective.

7.3    Termination of the Company
The Company shall be dissolved and its business wound up upon the earliest to occur of the following events:
7.3.1    A determination by the Members that the Company should be dissolved;
7.3.2    The sale or other disposition of the last remaining asset of the Company Subsidiaries (provided that if the Company receives in whole or in part a note as consideration therefor, the Company shall not be dissolved and its business wound up until such note is repaid in full);
7.3.3    December 31, 2061; or
7.3.4    The occurrence of a Dissolution Event if Continuation Approval has not been given, as set forth in Section 6.1.
7.4    Liquidation
Upon the termination and dissolution of the Company, the Company will immediately proceed to wind up its affairs and liquidate. The Manager will act as the liquidating trustee, unless the Members appoints a different Person as the liquidating trustee (hereinafter referred to as the “Liquidator”). The winding up and liquidation of the Company will be accomplished in a businesslike manner. A reasonable time will be allowed for the orderly liquidation of the Company and the discharge of liabilities to creditors. The proceeds of such liquidation shall be distributed to the Members in the manner set forth in Section 7.5 below. For purposes of this Section 7.4, “liquidation” shall have the meaning given it in Treasury Regulations Section 1.704-1(b)(2)(ii)(g). Any Liquidator shall be entitled to reasonable compensation for services actually performed. Until the filing of a Certificate of Cancellation pursuant to this Agreement, and without affecting the liability of the Members and without imposing liability on the Liquidator, the Liquidator may settle and close the Company’s business, prosecute and defend suits, dispose of its property, and discharge or make provision for its liabilities.
7.5    Priority of Payment
The assets of the Company will be distributed in liquidation in the following order:
7.5.1    To creditors by the payment or provision for payment of the debts and liabilities of the Company (including any loans that may have been made by any Member or Affiliate) and the expenses of liquidation;
7.5.2    To the setting up of any reserves that are reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company;
7.5.3    The balance, if any, to the Members in accordance with Section 5.1 and Section 5.2.

7.6    Certificate of Cancellation
Upon dissolution of the Company and the completion of the winding up of its business, the Company shall file a certificate of cancellation (to cancel the articles of organization) (“Certificate of Cancellation”) with the Delaware Secretary of State pursuant to 6 Delaware Code Section 18-203. At such time, the Company shall also file an application for withdrawal of its certificate of authority in any jurisdiction where it is then qualified to do business.
8.REIT PROTECTION
8.1    Certain Definitions. For the purposes hereof, the follow terms shall have the following meanings:
(i)    “KBS Entity” shall mean the Investor Member.
(ii)    “KBS” shall mean KBS Real Estate Investment Trust, Inc., a Maryland corporation that has elected to be taxable for federal income tax purposes as a real estate investment trust under the Code (herein, a “REIT”); and/or any subsidiary or affiliate of KBS.
(iii)    “REIT Prohibited Transactions” shall mean any action specified in Section 8.2.
8.2    Prohibited Transactions. Notwithstanding anything to the contrary contained in this Agreement (other than Section 8.3), so long as (x) an amount not less than $5,000,000 has been contributed by the Investor Member to the Company and used by the Company to make the HC-KBS Contribution, and (y) not less than 50% of the equity interests in the KBS JV Member is owned, directly or indirectly, by a REIT (any such REIT, a “KBS REIT Entity”), the Company shall not enter into any REIT Prohibited Transaction (as defined in Exhibit D).
8.3    Exception. Notwithstanding the foregoing, the Company may enter into a REIT Prohibited Transaction to the extent such transaction is approved by the Members.
8.4    Special Notices. Investor Member shall be entitled to receive, and the Company and the Manager Member agrees to furnish to Investor Member, any information that is available to the Company or the Manager Member or its agents, within five (5) business days of a written request to the Company by Investor Member for such information, if such information is reasonably necessary for any KBS REIT Entity to determine its compliance with Sections 856-860 of the Code and the Treasury Regulations promulgated thereunder.
9.MISCELLANEOUS
9.1    Notices
All notices, approvals, disapprovals or elections required or permitted to be given under this Agreement shall be in writing and shall be effective (a) if given by facsimile or electronic mail, at the time such facsimile or electronic mail is transmitted and the appropriate confirmation is received (or, if such time is not during business hours on a Business Day, at the beginning of the next such Business Day), (b) if given by registered or certified mail, three Business Days (or, if to an address outside the United States, seven days) after such communication is deposited in the mails with first-class postage prepaid, addressed as aforesaid, or (c) if given by personal delivery or any reputable courier service any other means, when delivered at the address specified pursuant to this Section 9.1:

If to Investor Member:	c/o KBS Capital Advisors 620 Newport Center Drive, Suite 1300 Newport Beach, CA 92660
Attention: Mr. David Snyder,
Mr. Brian Ragsdale
Jim Chiboucas, Esq.
Facsimile: (949) 416-6518
E-mail: dsnyder@kbs-ca.com
bragsdale@kbsrealty.com jchiboucas@kbsrealty.com

and
Greenberg Traurig, LLP
3161 Michelson Drive, Suite 1000
Irvine, CA 92612
Attention: Bruce Fischer, Esq.
Facsimile: (949) 732-6500
E-mail: fischerb@gtlaw.com

If to Manager Member:        c/o Hackman Capital Partners, LLC
1111 Santa Monica Blvd. Suite 950
Los Angeles, CA 90025
Attention: Chief Financial Officer
Chief Operating Officer
Facsimile: (310) 473-8827
E-mail: spoland@hackmancapital.com
bberke@hackmancapital.com

With copies to:	Calare Properties, Inc.
43 Broad Street
Hudson, MA 01749-2564
Attention: Mr. William Manley
Facsimile: (978) 562-5331
E-mail: bill@calare.com

and
Orrick, Herrington & Sutcliffe LLP
777 South Figueroa Street, Suite 3200

Los Angeles, CA 90017
Attention: Dennis Martin, Esq.
Facsimile: (213) 612-2499
E-mail: dmartin@orrick.com

9.2    Successors and Assigns
Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.
9.3    Modification and Amendment
This Agreement may not be modified or amended, and no provision benefiting the Members may be waived, except by a written instrument signed by each Member; provided, however, that Manager shall (without the need to obtain the consent or approval of the Members) amend Exhibit A attached hereto from time to time as necessary to reflect any modifications in Capital Contributions, Percentage Interests or Substitute Members.
9.4    Governing Law
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without considering Delaware choice of law provisions.
9.5    Entire Agreement
This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No covenant, representation or condition not expressed in this Agreement shall affect, or be effective to interpret, change or restrict the express provisions of this Agreement.
9.6    Counterparts
This Agreement may be executed in counterparts which, when taken together, shall constitute one agreement binding on all the parties, notwithstanding that all the parties are not signatories to the same counterpart.
9.7    Third Parties
The provisions of this Agreement are for the exclusive benefit of the parties hereto and no other person, including, without limitation, creditors of any party hereto, shall have any right or claim against any party by reason of those provisions or be entitled to enforce any of those provisions against any party. Without limiting the foregoing, nothing contained in this Agreement shall benefit any creditor of the Company or of any Member. No creditor of the Company or of a Member may require a contribution to the capital of the Company or an advance to the Company to be solicited, or a distribution to be made, by the Company, nor may any creditor of the Company or a Member enforce the obligation of a Member to make a contribution to the capital of the Company or an advance to the Company.
9.8    Severability
If any part of this Agreement is determined to be illegal or unenforceable, all other parts shall be given effect separately and shall not be affected.
9.9    Tax Consequences
Each Member acknowledges and agrees that it has relied fully upon the advice of its own legal counsel and/or accountant in determining the tax consequences of this Agreement and the transactions contemplated hereby and not upon any representations or advice by any other Member.
9.10    Representations and Warranties of the Members
Each Member hereby represents and warrants to the Company and each other Member that such Member (i) has acquired its Interest for itself for investment purposes only, and not with a view to any resale or distribution of such Interest, except that Investor Member intends to assign its Interest to the REIT Subsidiary prior to the Closing (ii) has been advised and understands that such Interest has not been and will not be registered under the Securities and Exchange Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws and, therefore, cannot be resold unless such Interest is registered under the Securities Act and all applicable state securities laws, or unless exemptions from registration are available, and (iii) has, either alone or with its “purchaser representatives” as that term is defined in Rule 501(h) under the Securities Act, such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company. Each Member further represents and warrants to the Company and each other Member that, as of the signing of this Agreement:
9.10.1     It is duly organized, validly existing and in good standing under the laws of the jurisdiction where it purports to be organized;
9.10.2     It is a United States person (as defined in § 7701(a) of the Code);
9.10.3     It has full power and authority to enter into and perform this Agreement;
9.10.4     All actions necessary to authorize the signing and delivery of this Agreement, and the performance of obligations under it, have been duly taken;
9.10.5     This Agreement has been duly signed and delivered by a duly authorized officer or other representative of such Member (if such Member is not an individual) and constitutes the legal, valid and binding obligation of such Member enforceable in accordance with its terms (except as such enforceability may be affected by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies is subject to judicial discretion);

9.10.6     No consent or approval of any other Person is required in connection with the signing, delivery and performance of this Agreement by such Member; and
9.10.7     The signing, delivery and performance of this Agreement does not violate the organizational documents of such Member (if such Member is not an individual) or any material agreement to which such Member is a party or by which it is bound.
9.11    Attorneys’ Fees
If any lawsuit is commenced between the parties hereto concerning any of the provisions of this Agreement or the rights and duties of any party hereto, the party or parties prevailing in such lawsuit shall be entitled to have its or their costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs paid by the party or parties not prevailing in such lawsuit. Any such attorneys’ fees and other expenses incurred by a party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.
9.12    Equitable Relief
If any Member proposes or attempts to transfer all or any part of its Interest in violation of the terms of this Agreement, the Company, Manager or any Member may apply to any court of competent jurisdiction for an injunctive order prohibiting such proposed transfer except upon compliance with the terms of this Agreement, and the Company, Manager or any Member may institute and maintain any action or proceeding against the Person proposing to make such transfer to compel the specific performance of this Agreement. Any attempted transfer in violation of this Agreement is null and void, and of no force and effect. The Person against whom such action or proceeding is brought waives the claim or defense that an adequate remedy at law exists, and such Person will not urge in any such action or proceeding the claim or defense that such remedy at law exists.
9.13    Waiver of Partition and Certain Other Rights
Each of the Members irrevocably waives any right or power that it might have:
9.13.1    To cause the Company or any of its assets to be partitioned;
9.13.2    To compel any sale of all or any portion of the assets of the Company under any applicable law;
9.13.3    To cause the appointment of a receiver for all or any portion of the assets of the Company; or
9.13.4    To file a complaint, or to institute proceedings at law or in equity, to cause the dissolution or liquidation of the Company, other than in accordance with this Agreement.

Each of the Members has been induced to enter into this Agreement in reliance upon the waivers of this Section 9.13, and without those waivers no Member would have entered into this Agreement.
9.14    Confidentiality
Each Member shall maintain, and the Manager Member shall cause the Company to maintain, the confidentiality of, and not disclose the terms of, this Agreement without the prior written consent of the other Members. Without such prior written consent, such disclosure shall be permitted only to the extent required by applicable law or regulations, stock exchange rule or court order to such Member’s or the Company’s accountants, auditors, tax advisors and legal counsel, and to the extent reasonably required in connection with any Loan. Notwithstanding the foregoing, nothing contained herein shall impair Investor Member’s (or its permitted assignee’s) right to disclose information relating to this Agreement or the Properties (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Investor Member or its permitted assignees, (b) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any REIT holding an interest (direct or indirect) in Investor Member or any permitted assignee of Investor Member, and (c) to any broker/dealers in KBS’s broker/dealer network and any of KBS’s investors.
9.15    U.S.A. Patriot Act
The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “U.S. Patriot Act”) requires certain financial institutions to establish and maintain anti-money laundering programs. In order to ensure compliance with the U.S. Patriot Act, the Company must obtain the following information from each Member: a certified copy of the certificate of incorporation (or other document evidencing the existence of the legal entity) with evidence of any name changes, resolutions or other evidence of the authority of the officers to sign on behalf of the corporate entity and any other relevant documentation that may be appropriate in order for the Company to comply with the U.S. Patriot Act.
Additionally, each Member represents and warrants to the Company that it is not (i) listed in the Annex to, or otherwise subject to the provisions of Executive Order No. 13224 dated September 24, 2001 relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (the “Order”) as of the date hereof, (ii) named on the most current list as of the date hereof published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ offices/eotffc/ofac/, (iii) owned or controlled by, or, to the best of the Member’s knowledge and after reasonable investigation, acting for or on behalf of, any person listed in the Annex to, or otherwise subject to the provisions of, the Order referred to above; or (iv) to the best of Member’s knowledge and after reasonable investigation (1) making or receiving any contribution of funds, goods or services to or for the benefit of any person listed in the Annex to, or otherwise subject to the provisions of, the Order, (2) dealing in transactions involving blocked persons, or (3) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Order.
In the future, the Company may be required to obtain additional information from a Member to verify such Member’s existence and the source of funds for such Member’s Capital Contributions or compliance with the Order. Each Member hereby agrees to provide any such information requested by the Company. Furthermore, in connection with the U.S. Patriot Act, legislation or regulation could be promulgated that will require the Company to share information with respect to Members with governmental authorities or governmental agencies and each Member agrees not to hold the Company liable for any loss or injury that may occur as a result of providing such information.
IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above, to be effective, however, as of the date the Certificate of the Company is accepted for filing by the Secretary of State of the State of Delaware.

[SIGNATURES ON FOLLOWING PAGES]

“INVESTOR MEMBER”

KBS NIP JV MEMBER, LLC,
a Delaware limited liability company

By:    KBS REIT ACQUISITION XXXXIII, LLC,
a Delaware limited liability company,
its managing member

By:    KBS REIT PROPERTIES, LLC,
a Delaware limited liability company,
its sole member

By:    KBS LIMITED PARTNERSHIP,
a Delaware limited partnership,
its sole member

By:    KBS REAL ESTATE INVESTMENT TRUST, INC.,
a Maryland corporation,
general partner

By:    _/S/ Charles J. Schreiber, Jr.,__
Charles J. Schreiber, Jr.,
Chief Executive Officer

“MANAGER MEMBER”

HC KBS NIP JV, LLC,
a Delaware limited liability company

By:     HC NIP JV. LLC,
a Delaware limited liability company,
Manager

By: /S/ Michael D. Hackman
Michael D. Hackman
Authorized Signatory

EXHIBIT A

PERCENTAGE INTERESTS

Member’s Name	Promote Member Percentage Interest as of the Effective Date
Manager Member	20.00%
Investor Member	80.00%
TOTALS	100.00%

Member’s Name	Initial Equity Member Percentage Interest as of the Effective Date
Manager Member	20.00%
Investor Member	80.00%
TOTALS	100.00%

EXHIBIT B

FORMS OF FINANCIAL REPORTS

The forms previously provided by Investor Member to Manager as referenced in the attached index.

EXHIBIT C

LIST OF PROPERTIES

ADDRESS	Property Name
9410 Heinz Way, Commerce City, CO	Commerce City
170 Highland Park Drive, Bloomfield, CT	Bloomfield
85 & 90 Moosup Pond Road, Plainfield, CT¹	Plainfield
All of the following: 555 Taylor Road, Enfield, CT 561 Taylor Road, Enfield, CT 99 Print Shop Road, Enfield, CT 100 Print Shop Road, Enfield, CT 300 Shaker Road, Enfield, CT	Enfield Business Park Enfield - Office Enfield - Dav Care Enfield - R&D Enfield - Manufacturing Enfield - Distribution
15 & 31 Independence Drive, Devens, MA²	Devens (15) Devens (31)
50 Independence Drive, Devens, MA	Devens (50)
1040 Sheridan Street, Chicopee, MA	Chicopee (1040)
1045 Sheridan Street, Chicopee, MA	Chicopee (1045)
151 Suffolk Lane, Gardner, MA	Gardner
1111 Southampton Road, Westfield, MA	Westfield
100 & 111 Adams Road, Clinton, MA	Clinton (100) Clinton (111)
100 Simplex Drive, Westminster, MA	Westminster
495 & 515 Woburn Street, Tewksbury, MA	Tewksbury (495) Tewksbury (515)
480 Sprague Street, Dedham, MA	Dedham
625 University Avenue, Norwood, MA	Norwood
57 & 59 Daniel Webster Highway, Merrimack, NH	Merrimack (57) Merrimack (59)
133 Jackson Avenue, Ellicott, NY³	Ellicott
1200 State Fair Boulevard, Geddes, NY4	Geddes
3407 Walters Road, Van Buren, NY5	Van Buren
851 Beaver Drive, Dubois, PA	DuBois (Freezer)

1 90 Moosup Pond Road is vacant land and the City is sometimes referred to as Wauregren
2 31 Independence Drive is vacant land
3 Sometimes referred to as 101 Jackson Avenue, Jamestown, NY. Ellicott is a town within the city of Jamestown, NY.
4 Geddes is a town within the city of Syracuse, NY
5 Van Buren is a town within the city of Syracuse, NY

891 Beaver Drive, Dubois, PA6	DuBois (Dry Warehouse)
9700 W. Gulf Bank, Houston, TX	Houston
1000 E 1-20, Abilene, TX7	Abilene
2200 S. Business Route 45, Corsicana, TX	Corsicana

6 Sometimes referred to as Shaffer Road & Route 255
7 Sometimes referred to as 1020 E. Overland Trail, Abilene, TX

EXHIBIT D
REIT PROHIBITED TRANSACTIONS

A “REIT Prohibited Transaction” shall mean the taking of any of the following actions by the Company or any Member, in each case (other than with respect to a transaction described in clause (viii)(y) below) except to the extent that, assuming the Company were taxable for federal income tax purposes as a real estate investment trust (a “REIT”), such action would not reasonably be expected to cause the Company to (a) fail to qualify as a REIT, (b) fail to satisfy either of the “income tests” set forth in Sections 856(c)(2) and 856(c)(3) of the Code and the Treasury Regulations promulgated thereunder or (c) fail to satisfy any of the asset tests set forth in Section 856(c)(4) of the Code and the Treasury Regulations promulgated thereunder:
(i)    Entering into any lease or permitting any sublease that provides for rent based in whole or in part on the income or profits of any Person, excluding for this purpose a lease that provides for rent (x) based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of any Person without reduction for any sublessor costs or (y) that otherwise qualifies as “rents from real property” pursuant to Treasury Regulations Section 1.856-4(b)(3);
(ii)    Leasing personal property, excluding for this purpose a lease of personal property (x) that is entered into in connection with a lease of real property where the rent attributable to the personal property is less than 15% of the total rent provided for under the lease, determined as set forth in Section 856(d)(1) of the Code or (y) where the rent attributable to the personal property (taken together with any other income for the relevant taxable year that would not satisfy the “95% income test” set forth in Section 856(c)(2) of the Code) would not exceed 5% of the Company’s gross income for any taxable year;
(iii)    Acquiring or holding debt unless (x) the amount of interest income received or accrued by the Company under such loan does not, directly or indirectly, depend in whole or in part on the income or profits of any Person, and (y) to the extent the value of such debt (taken together with the value of any other assets of the Company for the relevant testing period that would not satisfy the “75% asset test” set forth in Section 856(c)(4)(A) of the Code) would exceed 25% of the value of all the Company’s assets for such period, the debt is fully secured by mortgages on real property or on interests in real property (or the debt satisfies the safe harbor of Revenue Procedure 2003-65);
(iv)    Acquiring or holding more than 10% of the outstanding voting Securities of any one issuer (taking into account the safe harbors set forth in Section 856(m) of the Code and, in particular, the look-through rule for partnership Securities) other than a corporation that has properly elected to be a “taxable REIT subsidiary” of a KBS REIT Entity;
(v)    Acquiring or holding more than 10% of the total value of the outstanding Securities (debt or equity) of any one issuer (taking into account the safe harbors set forth in Section 856(m) of the Code and, in particular, the look-through rule for partnership Securities);

(vi)    Making an election or taking any action that would cause the Company to be treated as (x) an entity that is not classified as a partnership for federal income tax purposes or (y) a publicly traded partnership as defined in Section 7704 of the Code;
(vii)    Entering into any agreement where the Company receives amounts, directly or indirectly, for rendering services to the tenants of the individual properties that are owned, directly or indirectly, by the Company other than (x) amounts received for services that are customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic areas in which the applicable individual properties are located where such services are either provided by (A) an Independent Contractor (as defined in Section 856(d)(3) of the Code) who is adequately compensated for such services and from which the Company does not, directly or indirectly, derive revenue or (B) a taxable REIT subsidiary of a KBS REIT Entity (as defined in Section 856(l) of the Code) which is adequately compensated for such services or (y) amounts received for services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to being rendered primarily for the convenience of the Company’s tenants);
(viii)    Entering into any agreement where a material amount of income or gain, as applicable, received or accrued by the Company under such agreement, directly or indirectly, and allocated (directly or indirectly) to a KBS REIT Entity under Treasury Regulations Section 1.856-3 or otherwise (x) does not qualify as (A) “rents from real property” within the meaning of Section 856 of the Code, (B) “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Section 856 of the Code, or (C) gain from the sale or other disposition of real property or interests in, or mortgages on, real property (excluding income described in clause (y) below) or, regardless of Treasury Regulations Section 1.856-3, (y) constitutes income from a sale of “inventory” or “stock in trade” of the Company within the meaning of Section 1221(a)(1) of the Code (other than any such sales properly described in Section 857(b)(6)(C) of the Code with respect to a KBS REIT Entity). In no event will clause (y) of the immediately preceding sentence be subject to any Company level “testing” pursuant to this Exhibit, nor be interpreted to preclude a sale of Membership Interests under this Agreement or otherwise; and
(ix)    Holding cash of the Company available for operations or distribution in any manner other than a traditional bank checking or savings accounts.

Notwithstanding anything to the contrary in this Exhibit D, a REIT Prohibited Transaction shall not occur with respect to any action taken at NIP JV, LLC and/or any subsidiary thereof.

SCHEDULE OF EXHIBITS

Exhibit A	Schedule of Capital Contributions and Percentage Interests
Exhibit B	Financial Reporting Requirements
Exhibit C	Lists of Properties
Exhibit D	REIT Prohibited Transactions

i